EXHIBIT 10.8

EXECUTION COPY

BUSINESS COMBINATION AGREEMENT

by and among

MEDMEN ENTERPRISES INC.,

NEW MEDMEN INC.,

MEDMEN MERGER CORP.,

PHARMACANN LLC,

ILLINOIS MEDTECH, LLC,

THE PHARMACANN LLC MAJORITY MEMBERS

and

THE OTHER TRANSFERORS NAMED HEREIN

dated as of

December 23, 2018

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of December 23, 2018, is entered into by and among MedMen Enterprises Inc., a British Columbia corporation (“MedMen”), New MedMen Inc., a British Columbia corporation (the “ParentCo”), MedMen Merger Corp., a British Columbia corporation and a direct wholly-owned subsidiary of ParentCo (“Merger Sub”), PharmaCann LLC, an Illinois limited liability company (the “Company”), Illinois Medtech, LLC (“IL Medtech”), Norah Scott and Teddy Scott, MJP Capital Healthcare, LLC (“MJP”), CMM Trust U/A/D 9/12/18 (“CMM”), Family Descendants Trust U/A/D 9/10/18 (“FDT”), Stephen Schuler, Gregory Cappelli (IL MedTech together with Norah Scott and Teddy Scott, MJP, CMM, FDT, Stephen Schuler and Gregory Cappelli, the “Majority Members”), and the other equity holders of the Company identified in Schedule I hereto (together with the Majority Members, the “Transferors”). Each of MedMen, ParentCo, Merger Sub, the Company, IL Medtech, the Majority Members, and the Transferors may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each of ParentCo and Merger Sub is a newly formed entity for purposes of the Transaction;

WHEREAS, the Majority Members own a majority of the issued and outstanding Units of the Company;

WHEREAS, the Majority Members own the requisite number of Class A Units and Preferred Units of the Company to exercise the drag-along rights (“Drag Rights”) pursuant to Section 6.09 of the Company’s Fourth Amended and Restated Operating Agreement, dated as of April 23, 2018 (the “Operating Agreement”), as amended, and have exercised the Drag Rights such that all the Transferors are required to participate in the transactions applicable to the Company as contemplated hereby, and the Board of Managers of the Company (as defined in the Operating Agreement) will execute this Agreement and any other document required hereunder on behalf of the Transferors who are not Majority Members pursuant to the power of attorney granted in Section 6.10 of the Operating Agreement;

WHEREAS, the Company, through its subsidiaries, owns and operates marijuana dispensaries, cultivation facilities and manufacturing businesses (the “Business”) in the States of Illinois, Massachusetts, Pennsylvania, Ohio, New York, Maryland, and Virginia through local and state cannabis permits authorizing the operation of such Business (the “Cannabis Permits”);

WHEREAS, the board of directors of MedMen has determined that it would be in the best interests of its corporation to combine the businesses conducted by MedMen and PharmaCann LLC;

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WHEREAS, on the Closing Date, pursuant to this Agreement and upon the terms and subject to the conditions specified herein, the Transferors will transfer to ParentCo all of their Units and in exchange therefor (the “Unit Exchange”), ParentCo will issue to each of the Transferors the number of shares of ParentCo Class B Subordinate Voting Shares as specified on Schedule I;

WHEREAS, on the Closing Date, pursuant to this Agreement and that certain Plan of Arrangement (as defined below) Merger Sub will merge with and into MedMen, with MedMen surviving such merger as a direct, wholly-owned subsidiary of ParentCo (the “Arrangement” and together with the Unit Exchange, the “Transaction”);

WHEREAS, at the Effective Time of the Arrangement, pursuant to this Agreement and the Plan of Arrangement, and as more particularly set forth in the Plan of Arrangement, (i) each holder of MedMen Class B Subordinate Voting Shares will receive an equivalent number of ParentCo Class B Subordinate Voting Shares; (ii) each holder of MedMen Class A Super Voting Shares will receive an equivalent number of Class A Super Voting Shares of ParentCo, and (iii) each MedMen Warrant will thereafter entitle the holder to purchase an equivalent number of shares of ParentCo.

WHEREAS, for federal income tax purposes (i) the Unit Exchange and the Arrangement are intended to qualify as an integrated exchange governed by the provisions of Section 351 of the Code, and (ii) the Arrangement is intended to qualify as a reorganization governed by the provisions of Section 368(a)(2)(E) of the Code (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

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“Agreement” has the meaning set forth in the preamble.

“Arrangement” means the arrangement pursuant to section 288 of the BCBCA on the terms and pursuant to the conditions set forth in the Plan of Arrangement, subject to any amendments to the Plan of Arrangement made in accordance with the terms of this Agreement or made at the direction of the Court in the Final Order with the prior written consent of MedMen.

“Arrangement Parties” means MedMen, ParentCo and Merger Sub.“Annual Financial Statements” has the meaning set forth in Section 4.06.

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations thereunder, as amended from time to time.

“Binding LOI” means that Binding Term Sheet dated October 10, 2018 between MedMen and the Company.

“Broker” means Marquis Partners.

“Broker Shares” has the meaning set forth in Section 8.22.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California and Chicago, Illinois are authorized or required by Law to be closed for business.

“Canadian Information Circular” means the notice of the MedMen Meeting to be sent to MedMen Shareholders, and the accompanying management information circular to be prepared in connection with the MedMen Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Canadian Securities Laws” means applicable Canadian provincial and territorial securities laws. “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act

of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Class A Units” means the Class A common units of the Company, as established by its Fourth Amended and Restated Operating Agreement.

“Class B Units” means the Class B non-voting common units of the Company, as established by its Fourth Amended and Restated Operating Agreement.

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“Closing Share Schedule” means the schedule listing the shares and units of ParentCo and its affiliates which will be outstanding as of the Closing, including shares to be issued to MedMen shareholders upon completion of the Plan of Arrangement, including all shares detailed on MedMen’s capitalization table, which includes redeemable shares, redeemable units granted and Class B Subordinate Voting Shares in addition to warrants, options and convertible notes accounted for under the treasury method.

“Code” means the Internal Revenue Code of 1986, as amended. “Companies” means the Company together with the Subsidiaries.

“Company Intellectual Property” means all Intellectual Property that is owned by the Companies.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or a Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Court” means the Supreme Court of British Columbia.

“CSE” means the Canadian Stock Exchange, upon which ParentCo’s Class B Subordinate Voting Shares are to be listed for trading following Closing as contemplated by this Agreement.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and the Transferors concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Effective Date” has the meaning ascribed thereto in the Plan of Arrangement.

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“Effective Time of the Arrangement” has the meaning ascribed to “Effective Time” in the Plan of Arrangement.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

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“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Companies or any of their Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agreement” means that certain agreement pursuant to which the Escrow Shares shall be held on behalf of the Transferors until released as contemplated herein and therein.

“Escrow Shares” means such number of ParentCo’s Class B Subordinate Voting Shares as shall be equal to 10% of the Total Consideration, less the Broker Shares.

“Exempt Shares” means the Broker Shares, Placement Shares, ParentCo Shares to be issued in exchange for Class B Units, and any shares owned by 25E, LLC.

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to MedMen, approving the Arrangement, as such order may be amended by the Court with the consent of MedMen at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to MedMen and complies with the restrictions on amendment set forth in Section 13.10.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local or foreign government or political subdivision thereof, or any agency, or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi- governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. “IFRS” means International Financial Reporting Standards applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.

“IL Medtech Lock-Up Agreement” means the lock-up agreement (including all amendments thereto) between ParentCo and IL Medtech setting forth the terms and conditions upon which IL Medtech has agreed, among other things, to not transfer its Shares on or before the one-year anniversary of the Closing.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Interim Order” means the interim order of the Court contemplated by Section 3.01(b) of this Agreement and made pursuant to Section 291 of the BCBCA, in a form acceptable to MedMen, providing for, among other things, the calling and holding of the MedMen Meeting and the obtaining of the ParentCo Shareholder Approval, as the same may be amended by the Court with the consent of MedMen, provided that any such amendment complies with the restrictions on amendment set forth in Section 13.10.

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“Interim Spending Plan” means the operating budget for the Company from and after the date hereof through the Closing Date, in the form attached hereto as Exhibit B, as the same may be amended and updated from time to time upon mutual agreement of the Parties pursuant to this Agreement.

“Key Licenses” shall mean the Illinois, Maryland and New York Cannabis Permits held in the Company parent entity, PharmaCann LLC, and as set forth on Schedule II hereto.

“Knowledge of Transferors or Transferors’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Stephen Schuler, Teddy Scott, Brett Novey and Robert McQueen after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority applicable to a Party, including its business and operations, except for any federal statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, or other rule of law related to the federal illegality of cannabis, including, but not limited to, the manufacture, sale, and/or distribution of cannabis or cannabis infused products or financial, banking or other services related thereto.

“Lock-Up Agreements” means the lock-up agreements (including all amendments thereto), other than the IL Medtech Lock-Up Agreement, between ParentCo and the Transferors setting forth the terms and conditions upon which they have agreed, among other things, to not transfer their Shares on or before the six-month anniversary of the Closing.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include indirect or punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third-party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of a Party, or (b) the ability of a Party or Parties to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) any changes in financial or securities markets in general; (iii) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required or permitted by this Agreement; (v) any changes in applicable Laws or accounting rules, including GAAP; or (vi) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent (and only to the extent) that such event, occurrence, fact, condition or change has a disproportionate effect on the Company or MedMen compared to other participants in the industries in which the Company or MedMen operates;

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“MedMen Arrangement Resolution” means a special resolution of the MedMen Shareholders in respect of the Arrangement to be considered at the MedMen Meeting, in substantially the form of Exhibit C hereto.

“MedMen Class A Super Voting Shares” means the Class A super voting shares in the capital of MedMen.

“MedMen Class B Subordinate Voting Shares” means the Class B subordinate voting shares in the capital of MedMen.

“MedMen Disclosure Schedules” means the Disclosure Schedules delivered by MedMen and ParentCo concurrently with the execution and delivery of this Agreement.

“MedMen Equity Incentive Plan” means the incentive compensation plan of MedMen approved by the shareholders as of May 28, 2018.

“MedMen Exchange Ratio” means, as applicable, (a) 1 ParentCo Class A Super Voting Share for each 1 MedMen Class A Super Voting Share; or (b) 1 ParentCo Class B Subordinate Voting Share for each 1 MedMen Class B Subordinate Voting Share.

“MedMen’s Knowledge” or any other similar knowledge qualification related to MedMen, means the actual knowledge of Adam Bierman, Andrew Modlin, Jim Miller and Lisa Sergi after due inquiry.

“MedMen Meeting” means the meeting of MedMen Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the MedMen Arrangement Resolution.

“MedMen Options” means the options to purchase MedMen Class B Subordinate Voting Shares awarded under the MedMen Equity Incentive Plan.

“MedMen Public Reports” means all documents filed by or on behalf of MedMen on SEDAR. “MedMen Optionholders” means the holders of MedMen Options.

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“MedMen Real Property” means the real property owned, leased or subleased by the MedMen or the MedMen Subsidiaries, together with all buildings, structures and facilities located thereon.

“MedMen Shareholders” means the holders of MedMen Shares.

“MedMen Shares” means the MedMen Class A Super Voting Shares and the MedMen Class B Subordinate Voting Shares.

“MedMen Structure Documents” means the amended and restated limited liability company agreement of MM Enterprises USA, LLC dated May 28, 2018, the investment agreement dated May 28, 2018 between MedMen, Adam Bierman and Andrew Modlin, the amended and restated articles of incorporation of MM CAN USA, Inc., the tax receivables agreement dated May 28, 2018 between MM CAN USA, Inc. and certain holders of units of MM Enterprises USA, LLC and the support agreement dated May 28, 2018 between MedMen, MM Enterprises USA, LLC, and MM CAN USA, Inc.

“MedMen Warrant Indenture” means the indenture entered into between MedMen and Odyssey Trust Company dated September 29, 2018 providing for the issuance of warrants to purchase MedMen Class B Subordinate Voting Shares.

“MedMen Warrants” means the warrants to purchase MedMen Class B Subordinate Voting Shares issued under the MedMen Warrant Indenture.

“Merger Sub” means MedMen Merger Corp., a wholly-owned subsidiary of ParentCo incorporated under the BCBCA.

“Merger Sub Shares” means the common shares in the capital of Merger Sub. “Options” means the options to purchase the Company’s Class B Units pursuant to the Company’s 2015 Equity Incentive Plan, which shall be converted to Class B Units immediately prior to the Closing pursuant to the accelerated vesting provisions of the Company’s 2015 Equity Incentive Plan.

“ParentCo” means New MedMen Inc., a corporation incorporated under the BCBCA, which, immediately prior to the Effective Time of the Arrangement, will be wholly owned by a Canadian resident individual.

“ParentCo Class A Super Voting Shares” means the Class A super voting shares in the capital of ParentCo.

“ParentCo Class B Subordinate Voting Shares” means the Class B subordinate voting shares in the capital of ParentCo.

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“ParentCo Replacement Option” means an option to purchase ParentCo Class B Subordinate Voting Shares granted in replacement of a MedMen Option on the basis set forth in the Arrangement Agreement.

“ParentCo Shareholder Approval” means the approval of the Arrangement by special resolution of the sole shareholder of ParentCo.

“ParentCo Shares” means the ParentCo Class A Super Voting Shares and the ParentCo Class B Subordinate Voting Shares.

“Per Share Value” has the meaning given to it in Section 11.06(b).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities for the operation of the Business, including without limitation, the Cannabis Permits.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Placement Shares” shall mean the ParentCo Shares to be issued to Granite Hall in exchange for 2,255 units of the Company owned by Granite Hall which were issued in consideration of taxable services rendered to the Company.

“Plan of Arrangement” means the plan of arrangement of MedMen, substantially in the form of Exhibit A hereto, and any amendments or variations thereto made in accordance with the Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of MedMen, and, except in the circumstances described in the last sentence of Section 13.10, with the consent of the Company or the Majority Members.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period.

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“Preferred Units” means the Series A Preferred Units of the Company, as established by its Fourth Amended and Restated Operating Agreement and the Certificate of Designation for such Series A Preferred Units.

“Real Property” means the real property owned, leased or subleased by the Companies, together with all buildings, structures and facilities located thereon.

“Release”

means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Security Relief” means an exemptive relief order issued by the applicable securities regulators in Canada to permit the distribution of ParentCo Class B Subordinate Voting Shares and related subject securities on the same basis as is currently permitted by MedMen (under a prospectus or under an exemption from the prospectus requirement), being as if ParentCo had completed a “restricted security reorganization” under National Instrument 41-101 - General Prospectus Requirements and a restricted share “reorganization” under Ontario Securities Commission Rule 56-501 -  Restricted Shares.

“SEC” means the U.S. Securities and Exchange Commission.

“SEDAR” means www.sedar.com, which is the official website that provides access to public securities documents and information filed by public companies and investment funds as maintained by the Canadian Securities Administrators (CSA) in the SEDAR filing system.

“Shareholder Approval” means, subject to the terms of the Interim Order, the approval of not less than two-thirds of the shareholders of MedMen present in person or by proxy at a meeting duly called and held for the purpose of approving the MedMen Arrangement Resolution.

“Subsidiary” or “Subsidiaries” means those entities listed on Section 4.04(a) of the Company’s Disclosure Schedules, each of which is a subsidiary of the Company.

“Tax” or “Taxes” shall mean, without duplication, any (i) national, state, provincial, municipal and local income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, goods or services, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, levies, profits, real property, personal property, capital stock, social security (or similar), employment, unemployment, disability, payroll, license, employee or other withholding, unclaimed property or escheat, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing, allocation or indemnity agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by agreement or otherwise and (iii) any Taxes as a result of amounts required to be included in income (A) the Company or its Subsidiaries under Section 951 of the Code in respect of “subpart F income” (as defined in Section 952 of the Code), (B) by the Company or its Subsidiaries under Section 951A of the Code in respect of “global intangible low taxed income,” in each case, for the taxable period in which the Closing occurs and that is attributable, based on an interim closing of the books at Closing, to the Pre-Closing Tax Period (including, for clarity, any increase in subpart F income pursuant to Section 965 of the Code), and (C) any liabilities of the Company or its Subsidiaries under Section 965(h) of the Code.

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“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” shall mean this Agreement, the Plan of Arrangement, the Escrow Agreement, the Lock-Up Agreements, the IL Medtech Lock-Up Agreement, the Canadian Information Circular, and the other documents and agreements contemplated hereby and thereby.

“Transferors’ Representative” means IL Medtech, or any successor who is appointed by IL Medtech, who is designated to represent each of the Transferors for purposes of this Agreement, including prior to the Closing for the purposes set for herein.

“Units” means the Preferred Units, Class A Units and Class B Units.

ARTICLE II

THE UNIT EXCHANGE

Section 2.01 Unit Exchange. Subject to the terms and conditions set forth herein, at the Closing, Transferors shall transfer to ParentCo all of the Units and any other equity instruments or instruments exchangeable into equity of the Company, free and clear of all Encumbrances, and in exchange therefor ParentCo shall issue and deliver to Transferors, pro rata, such number of its Class B Subordinate Voting Shares as shall be specified for each Transferor on Schedule I hereto (the “Exchange Shares”).

(a) The aggregate number of Exchange Shares that shall be issued to the Transferors shall be an amount equal to 1/3 multiplied by the sum of: (i) the fully diluted issued and outstanding equity and options, warrants or other instruments redeemable for equity of ParentCo (calculated on the treasury stock method) immediately prior to the Closing as evidenced by the Closing Share Schedule, plus (ii) the amount of the outsanding LTIP Units (as defined in the amended and restated limited liability company agreement of MM Enterprises USA, LLC dated May 28, 2018) issued to the General Counsel, Chief Strategy Officer and former CFO on May 28, 2018, at the time of the Closing, to the extent not already included in the calculation set forth in subsection 2.01(a)(i) above (the “Total Consideration”). For the avoidance of doubt, the Parties agree that the Total Consideration shall be calculated in the same manner as the Parties calculated the implied share consideration to be 454,500,000 existing fully-diluted shares outstanding as of October 9, 2018 for purposes of the Binding LOI. If the LTIP Units (as defined in the amended and restated limited liability company agreement of MM Enterprises USA, LLC dated May 28, 2018) issued to MedMen’s former CFO which may be subject to litigation are forfeited prior to the Closing, the Total Consideration shall be reduced by 1/3 of the number of such forfeited LTIP Units. If such forfeiture occurs after the Closing, the reduction in the Total Consideration shall occur through release of the Escrow Shares to MedMen. If a final resolution regarding such LTIP Units is not reached prior to the release of the Escrow Shares, the Total Consideration shall be reduced by 986,323 Exchange Shares through release of the Escrow Shares.

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(b) As of the Closing, the Class B Subordinate Voting Shares of ParentCo shall have been conditionally approved by the CSE for listing thereon.

(c) At least two (2) Business Days prior to the Closing, the Company shall deliver to ParentCo an allocation statement (“Payment Allocation Schedule”) consistent with Schedule I setting forth:

(i) the pro-rata allocation of the Exchange Shares to be issued at the Closing to the Transferors, less the pro-rata allocation of Broker Shares;

(ii) the pro-rata allocation of the Escrow Shares to be delivered to the Escrow Agent in accordance with the Escrow Agreement to be held on behalf of the Transferors;

(iii) the pro-rata allocation of Non-Key License Holdback Shares (as defined in Section 8.20(c)) to be held back at the Closing; and

(iv) the names and addresses of each of the Transferors.

The Payment Allocation Schedule shall not contain any fractional shares, and ParentCo and MedMen shall be entitled to rely on the accuracy and completeness of the Payment Allocation Schedule such that neither ParentCo nor MedMen shall have any Liability in the event any Person makes a claim regarding the inaccuracy thereon.

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(d) The Unit Exchange shall occur at Closing, provided, however, that the Non-Key License Holdback Shares may be withheld from delivery to Transferors at Closing, as contemplated by and further described in Section 8.20 in the event that the requisite Governmental Approvals for the transfer of the Cannabis Permits to ParentCo has not been received for all of the Companies on or prior to the Closing.

Section 2.02 Transactions to be Effected at the Closing.

(a) At the Closing, ParentCo shall deliver to the Transferors:

(i) Each Transferor’s pro-rata allocation of the Exchange Shares minus such Transferor’s pro-rata allocation of the Escrow Shares and the Non-Key License Holdback Shares, as evidenced by statements from ParentCo’s registrar and transfer agent showing the issuance of the Exchange Shares in the names of the Transferors in non- certificated book-entry form or other similar instrument and in the amounts specified on the Payment Allocation Schedule;

(ii) a true and complete copy, certified by the secretary or similar officer of MedMen, of (i) the resolutions duly and validly adopted by the Board of Directors of MedMen evidencing its authorization of the execution of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby and (ii) the MedMen Arrangement Resolution duly and validly adopted evidencing the Shareholder Approval;

(iii) a true and complete copy, certified by the secretary or similar officer of ParentCo and Merger Sub, as applicable, of the resolutions duly and validly adopted by the respective boards of directors of ParentCo and Merger Sub evidencing authorization of the execution of this Agreement and the Transaction Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby;

(iv) a certificate of a duly authorized officer of ParentCo certifying as to the matters set forth in Section 10.03(a) and Section 10.03(b);

(v) the Escrow Agreement executed by ParentCo and the Escrow Agent, and the Lock-Up Agreements and the IL Medtech Lock-Up Agreement, each as executed by ParentCo;

(vi) evidence, in a form reasonably satisfactory to the Company, that the Arrangement has occurred in accordance with the terms of this Agreement; and

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(vii) all other agreements, documents, instruments or certificates required to be delivered by ParentCo and MedMen to the Transferors’ Representative or the Transferors at or prior to the Closing pursuant to Section 10.3 of this Agreement.

(b) At the Closing, the Company and/or the Transferors shall deliver to ParentCo:

(i) Unit transfer documents evidencing the transfer of the Units to ParentCo, free and clear of all Encumbrances, or such other evidence of transfer of the Units satisfactory to ParentCo;

(ii) a true and complete copy, certified by the secretary or similar officer of the Company, of the resolutions duly and validly adopted by the boards of managers and the members of the Company evidencing authorization of the execution of this Agreement and the Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby and thereby;

(iii) resignation letters of all directors and managers of the Company that MedMen requests in writing at least two (2) Business Days prior to the Closing Date, except for such directors or managers who are reasonably required to remain in their roles to effectuate the Transfer of Cannabis Permits as provided in Section 8.20, subject to MedMen’s approval, such approval not to be unreasonably withheld;

(iv) each of the Escrow Agreement and the Lock-Up Agreements executed by the Transferors’ Representative and the IL Medtech Lock-Up Agreement executed by IL Medtech; and

(v) all other agreements, documents, instruments or certificates required to be delivered by Transferors or the Company at or prior to the Closing pursuant to Section 10.02 of this Agreement

(c) Delivery of Escrow Shares to Escrow Agent. At the Closing, ParentCo shall deliver the Escrow Shares to the Escrow Agent. Following the Closing, Escrow Shares shall be available to satisfy the indemnification obligations of Transferors pursuant to this Agreement (the “Indemnification Shares”). Pursuant to an Escrow Agreement, on the 12-month anniversary of the Closing Date, the Escrow Agent shall release the Escrow Shares minus an amount reasonably required to satisfy any outstanding and unresolved indemnification claims against the Transferors. The number of Indemnification Shares issued to satisfy Transferors’ indemnification obligations pursuant to this Agreement shall be based on the Per Share Value. Each Transferor shall have the right to vote his, her or its pro-rata portion of the Escrow Shares unless and until any such shares are released to ParentCo pursuant to Section 11.07.

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Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Units contemplated hereby shall take place electronically at a closing (the “Closing”) to be held at 10:00 a.m., Central Standard Time, no later than two Business Days after the last of the conditions to Closing set forth in Article X have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as the Company and ParentCo may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). Notwithstanding the foregoing, the Company and MedMen shall make reasonable efforts to effect the Closing on the final day of on a month or quarter for purposes of determining the Company’s opening IFRS balance sheet as of the Closing.

Section 2.04 Withholding Tax. Notwithstanding any other provision of this Agreement, ParentCo, MedMen, the Escrow Agent, the Company, the Depositary and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable in connection with any transactions referred to in this Agreement, the Plan, the Arrangement or the Transaction Documents such amounts as such withholding agent determines, acting reasonably, are required or reasonably believes to be required to be deducted and withheld from such consideration in accordance with the Tax Act, the Code or any provision of any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made. Each such withholding agent shall be authorized to sell or otherwise dispose of such portion of the ParentCo Shares payable hereunder as is necessary to provide sufficient funds to enable it to implement such deduction or withholding. ParentCo shall use commercially reasonable efforts to provide notice in advance of such withholding or deduction, and shall cooperate with the Representative to take commercially reasonable steps to minimize or eliminate such withholding or deduction.

ARTICLE III

THE ARRANGEMENT

Section 3.01 The Arrangement.

(a) On the terms and subject to the conditions hereof, MedMen and ParentCo shall proceed to effect the Arrangement under section 288 of the BCBCA on the Effective Date, on the terms and subject to the conditions contained in the Plan of Arrangement.

(b) On the terms and subject to the conditions hereof, MedMen shall:

(i) make and diligently prosecute an application to the Court for the Interim Order in respect of the Arrangement.

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(ii) in accordance with the terms of and the procedures contained in the Interim Order, duly call, give notice of, convene and hold the MedMen Meeting as promptly as practicable; and

(iii) subject to obtaining the approvals as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order as soon as reasonably practicable.

Section 3.02 The MedMen Meeting.

(a) The Company shall use its commercially reasonable efforts to obtain and furnish to MedMen the information and financial statements with respect to the Company required to be included under applicable Securities Law in the Canadian Information Circular (the “Company Information”). The Company shall use its commercially reasonable efforts to assist MedMen in the preparation of the Canadian Information Circular. The Company warrants that as of the date the Canadian Information Circular is first mailed to the MedMen Shareholders and the date of the MedMen Meeting, the Company Information shall be complete and correct in all material respects, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and shall comply in all material respects with all applicable Canadian Securities Laws. The Company shall promptly correct any such information provided by it for use in the Canadian Information Circular which shall have become false or misleading in any material respect at any time prior to the MedMen Meeting. The Company shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the Canadian Information Circular or other filings and to the identification in such filings of each such advisor.

(b) MedMen and the Company shall co-operate and use their reasonable commercial efforts in good faith to take, or cause to be taken, all reasonable actions, including the preparation of any applications for Regulatory Approvals and other orders, registrations, consents, filings, rulings, exemptions, no-action letters, circulars and approvals required in connection with this Agreement and the Arrangement and the preparation of any required documents, in each case as reasonably necessary to discharge their respective obligations under this Agreement, the Arrangement and the Plan of Arrangement, and to complete any of the transactions contemplated by this Agreement, including their obligations under applicable Laws. It is acknowledged and agreed that, unless required to ensure that the ParentCo Class B Subordinate Voting Shares are freely tradeable on the CSE and that the ParentCo Class B Subordinate Voting Shares issued in connection with the Arrangement will not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act upon their issuance, subject to restrictions on transfers applicable to “affiliates” (as defined in Rule 405 under the U.S. Securities Act) of ParentCo following completion of the Arrangement, MedMen and the Company shall not be required to file a prospectus or similar document or otherwise become subject to the securities Laws of any jurisdiction (other than a province of Canada where MedMen currently is a reporting issuer) in order to complete the Arrangement. ParentCo and MedMen may elect, at their sole discretion, to make such securities and other regulatory filings in the United States or other jurisdictions as may be necessary or desirable in connection with the completion of the Arrangement. The Company shall provide to ParentCo and MedMen all information regarding the Company as required by applicable Canadian Securities Laws in connection with such filings.

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(c) Subject to the terms of this Agreement and the Interim Order, and the provision of the Company Information, MedMen agrees to convene and conduct the MedMen Meeting in accordance with its governing documents, applicable Laws and the Interim Order. MedMen shall use its reasonable best efforts to obtain the requisite approval from the MedMen Shareholders the MedMen Arrangement Resolution, including voting any proxy obtained by it from shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the requisite approvals.

(d) Subject to the terms of this Agreement (including Section 13.10), the Company will cooperate with and assist MedMen in seeking the Interim Order and the Final Order, including by providing MedMen on a timely basis any information reasonably required or requested to be supplied by the Company in connection therewith.

(e) MedMen shall obtain voting proxies approving of the Plan of Arrangement from the holders of at least 50% of the voting rights attached to MedMen Shares prior to the MedMen Meeting.

Section 3.03 Effective Time.

Concurrently with the Closing, the Arrangement Parties shall cause the Arrangement to become effective in accordance with the Plan of Arrangement.

Section 3.04 Tax Treatment of the Arrangement.

(a) The Arrangement is intended to qualify as a reorganization within the meaning of section 368(a)(2)(E) of the Code and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under section 368 of the Code. Each Party agrees to treat the Arrangement as a reorganization within the meaning of section 368(a)(2)(E) of the Code for all United States federal income tax purposes, and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under section 368 of the Code, and to not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of section 1313 of the Code that such treatment is not correct. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth herein.

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Section 3.05 U.S. Securities Laws.

(a) The Parties intend that the issuance of (i) the ParentCo Shares under the Arrangement and (ii) Replacement Options issued in exchange for the MedMen Options shall be exempt from the registration requirements of the U.S. Securities Act pursuant to the exemption provided by Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”). Each Arrangement Party shall act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement set forth in this Section 3.05.

(b) In order to ensure the availability of the Section 3(a)(10) Exemption, the Arrangement Parties agree that each of the Arrangement and the issuance of such Replacement Options shall be carried out on the following basis:

(i) each of the Arrangement and the issuance of such Replacement Options shall be subject to the approval of the Court;

(ii) the Court shall be advised as to the intention of ParentCo and the Parties to rely on the Section 3(a)(10) Exemption prior to the hearing required to approve each of the Arrangement and the issuance of such Replacement Options;

(iii) the Court shall be required to satisfy itself as to the substantive and procedural fairness of each of the Arrangement and the issuance of such Replacement Options;

(iv) the Final Order shall expressly state that each of the Arrangement and the issuance of such Replacement Options is approved by the Court as being substantively and procedurally fair to the Persons to whom the ParentCo Shares and such Replacement Options will be issued;

(v) the Arrangement Parties shall ensure that each Person entitled to receive ParentCo Shares on completion of the Arrangement and such Replacement Options, as applicable, shall be given adequate notice advising them of their right to attend and appear before the Court at the hearing of the Court for the Final Order and providing them with adequate information to enable such Person to exercise such right;

(vi) each Person to whom ParentCo Shares shall be issued pursuant to the Arrangement and to whom such Replacement Options shall be issued, as applicable, shall be advised that such ParentCo Shares and such Replacement Options have not been registered under the U.S. Securities Act and shall be issued by MedMen in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act and, in the case of affiliates of MedMen, shall be subject to certain restrictions on resale under the U.S. Securities Laws, including Rule 144 under the U.S. Securities Act;

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(vii) the Interim Order shall specify that each Person to whom (i) ParentCo Shares shall be issued pursuant to the Arrangement or (ii) such Replacement Options shall be issued shall have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as such securityholder enters an appearance within a reasonable time; and

(viii) the Final Order shall include a statement to substantially the following effect:

“This Order shall serve as the basis for reliance on the exemption provided by Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of (i) common shares of ParentCo pursuant to the Plan of Arrangement, and (ii) options to purchase common shares of ParentCo in exchange for currently outstanding MedMen options, which MedMen options were granted under the MedMen Equity Incentive Plan as contemplated in the Plan of Arrangement.”

(c) Equity-Based Compensation Plans. Each Party agrees that:

(i) following approval of the MedMen Arrangement Resolution at the MedMen Meeting and prior to the Effective Date, MedMen shall take all steps necessary to implement the provisions of this Section 3.05 including to exercise any discretion provided under, or to the extent required, to amend the MedMen Equity Incentive Plan, to provide that each MedMen Option outstanding at the Effective Time of the Arrangement shall be assumed by ParentCo and exchanged immediately after the completion of the events described in Section 3.1 of the Plan of Arrangement for a Replacement Option (A) to purchase that number of ParentCo Shares equal to the product of the MedMen Exchange Ratio multiplied by the number of MedMen Shares subject to such MedMen Option, rounded down to the nearest whole share, and (B) at an exercise price per ParentCo Share, equal to the exercise price per MedMen Share subject to such MedMen Option immediately prior to the Effective Time of the Arrangement divided by the MedMen Exchange Ratio, rounded up to the nearest penny (with the term to expiry, conditions to and manner of exercising, vesting schedule (subject to adjustment in accordance with Section 3.1 of the Plan of Arrangement), and all other terms and conditions of such Replacement Option being unchanged, as adjusted to take into account the Arrangement pursuant to the terms of the MedMen Equity Incentive Plan); and

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(ii) the obligations of MedMen in respect of MedMen Options outstanding as at the Effective Time of the Arrangement shall continue as obligations of ParentCo immediately following the Effective Time of the Arrangement, as adjusted or amended as contemplated in this Section 3.5 and the Plan of Arrangement.

(d) ParentCo Directors and Officers.

(i) Immediately following the Effective Time of the Arrangement, the board of directors of ParentCo shall be comprised of 11 directors of whom 9 shall be the current directors of MedMen or such other persons as MedMen determines (the “MedMen Nominees”) and 2 shall be nominees of the Transferors’ Representative (the “Company Nominees”), provided that all such individuals are eligible to serve as a director of ParentCo under applicable Law and are acceptable to the CSE.

(ii) On the Closing Date, and as of immediately following the Effective Time of the Arrangement, the officers of MedMen serving in those positions immediately prior to the Effective Time of the Arrangement will be appointed as the officers of ParentCo, and will remain the officers of ParentCo until the earlier of their death, resignation or removal or until their respective successors are duly elected, qualified or appointed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedules attached hereto, the Company represents and warrants to ParentCo and MedMen that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01 Organization. The Company is duly organized and validly existing under the Laws of its jurisdiction of organization and has all necessary power and authority to conduct its Business in the manner in which it is currently being conducted. The Company is duly qualified or otherwise authorized to do business in each of the jurisdictions in which it is required to be so qualified or otherwise authorized, except to the extent that the failure to be so qualified or otherwise authorized would not have a Company Material Adverse Effect. The Company is not the subject of any administration, administrative receivership, insolvency, dissolution, liquidation, receivership, reorganization or similar proceeding and, to the Knowledge of the Transferors, no steps have been taken for the Company to become the subject of any such proceeding.

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(a) The execution, delivery and performance by the Company of this Agreement, the Transaction Documents to which the Company is a party, and the consummation of the Unit Exchange and the other transactions contemplated herein have been duly and validly authorized and approved by all members of the Board of Managers of the Company and by the Majority Members and no other proceeding on the part of the Company, its managers or its members is necessary to authorize this Agreement or the Company’s performance hereunder. This Agreement and the Transaction Documents to which the Company is a party has each been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies.

Section 4.02 Organization, Authority and Qualification of the Subsidiaries. Each of the Subsidiaries, other than Pharmacannis Massachusetts Inc. (“Pharm Mass”) which is a duly formed corporation in good standing under the Laws of the Commonwealth of Massachusetts, is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of formation. Each of the Subsidiaries has full limited liability company power or corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except to the extent that any lack of power or authority would not result in a Material Adverse effect on the Company. Section 4.02 of the Company Disclosure Schedules sets forth each jurisdiction in which the Subsidiaries are licensed or qualified to do business, and each of the Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.03 Capitalization.

(a) Section 4.03(a) of the Company Disclosure Schedules sets forth all of the equity interests authorized, issued and outstanding for the Company, including the Units and the Options (all of which shall be converted to Units immediately prior to the Closing). All of the Units have been duly authorized, are validly issued and are owned of record and beneficially by the respective Transferors, free and clear of all Encumbrances. No former equity holder of the Companies has any claim or right against the Companies that remains unresolved or to which the Companies has or may have any Liability. Upon consummation of the transactions contemplated hereby, ParentCo shall own all of the Units, free and clear of all Encumbrances.

(b) All of the Units were issued in compliance with applicable Laws. None of the Units were issued in violation of any agreement, arrangement or commitment to which any Transferor, the Company or any Subsidiary is a party or is subject to or in violation of any preemptive or similar rights of any Person. Each of the Persons listed on Schedule I hereto is duly admitted as a member of the Company.

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(c) Section 4.03(c) of the Company Disclosure Schedules sets forth all authorized, issued and outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock or membership units of the Companies or obligating Transferors or the Companies to issue or sell any shares of capital stock or membership units of, or any other interest in, the Companies (collectively, the “Equity Instruments”). As of the Closing, all of the Equity Instruments will have been extinguished, paid in full or cancelled, with no further obligation to the Companies, Transferors or ParentCo with respect to the Equity Instruments. The Companies do not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Units, except as set forth in the Company’s Operating Agreement and on Section 4.03(c) of the Disclosure Schedules.

Section 4.04 Subsidiaries.

(a) Section 4.04(a) of the Company Disclosure Schedules sets forth all subsidiaries of the Company (each, a “Subsidiary”), listing each Subsidiary’s name, type of entity, jurisdiction and date of formation and the names and ownership percentages of each of the owners of its equity and the kind and percentage of the outstanding equity interests of each such Subsidiary owned by the Company and each other Subsidiary of the Company.

(b) Except for the Subsidiaries or as otherwise set forth on Section 4.04(b) of the Company Disclosure Schedules, there are no other corporations, limited liability companies, partnerships, joint ventures or similar arrangements in which the Company or any Subsidiary owns any direct or indirect equity ownership or other interest or right to acquire the same.

(c) Except as set forth on Section 4.04(c) of the Company Disclosure Schedules, all of the outstanding issued share capital, shares or limited liability company or membership interests, other equity rights, interests or other securities of each Subsidiary of the Company, are duly and validly issued and outstanding, and are legally and beneficially owned, directly or indirectly, by the Company, free and clear of all Encumbrances, except for applicable transfer restrictions pursuant to applicable Laws or Encumbrances in the respective governing documents of the Subsidiaries. Each member of each Subsidiary of the Company was duly admitted as a member of such Subsidiary.

(d) Except as set forth on Section 4.04(d) of the Company Disclosure Schedules or pursuant to the respective governing documents of the Subsidiaries, there are no outstanding warrants, grants, options, rights, agreements, convertible or exchangeable securities or other commitments or obligations pursuant to which the Transferors, the Company or any Subsidiary of the Company is or may become obligated to allot, issue, sell, transfer, purchase, return or redeem any shares or limited liability company or membership interests, other equity rights, interests or other securities of any Subsidiary of the Company. Except as set forth on Section 4.04(d) of the Company Disclosure Schedules, there is no outstanding or authorized appreciation, phantom interest or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the issued share capital of any Subsidiary of the Company.

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(e) No Subsidiary of the Company is the subject of any administration, administrative receivership, insolvency, bankruptcy, dissolution, liquidation, receivership, examinership, reorganization or similar proceeding and, to the Knowledge of the Transferors, no actions have been taken for any Subsidiary of the Company to become the subject of any such proceeding.

(f) The Company has made available to MedMen true and complete copies of the governing documents of each Subsidiary of the Company as in effect as of the date of this Agreement.

Section 4.05 No Conflicts; Consents. The execution, delivery and performance by Transferors of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, limited liability agreement, by-laws or other organizational documents of Transferors or the Companies; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Transferors or the Companies; (c) except as set forth in Section 4.05 of the Company Disclosure Schedules, or as otherwise required by the terms of this Agreement, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any Transferor or any Company is a party or by which any Transferor or any Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Companies, except (i) where such violation, default or breach would not result in a Material Adverse Effect; (ii) those consents, notices or other actions required by reasons of the regulatory status, licensing, or regulatory operations of any entity comprising the Company; (iii) any consents, notices or other actions related to any actions which are contemplated under this Agreement with respect to the Cannabis Permits; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Companies. Except as sets forth in Section 4.05(b) of the Company Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Transferors or the Companies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

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Section 4.06 Financial Statements.

(a) Complete copies of PharmaCann LLC’s audited financial statements consisting of the balance sheets of PharmaCann LLC at December 31 in each of the years 2017, 2016, 2015 and the related statements of income and retained earnings, members’ equity and cash flow of the Company for the years then ended (together, the “Annual Financial Statements”), and draft unaudited financial statements consisting of the balance sheet of the Company as at September 30, 2018 and the related statements of income and retained earnings, members’ equity and cash flow for the nine month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to ParentCo and MedMen. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of the Companies, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of September 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 4.07 Undisclosed Liabilities. Except as set forth on Section 4.07 of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 4.08 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, except as set forth on Schedule 4.08 and other than (i) in the ordinary course of business consistent with past practice or (ii) as contemplated by the Interim Spending Plan or (iii) as otherwise contemplated by this Agreement, there has not been, with respect to any of the Companies, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of its charter, by-laws or other organizational documents;

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(c) split, combination or reclassification of any shares of its capital stock or membership units;

(d) issuance, sale or other disposition of any of its capital stock or membership units, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or membership units;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or membership units or redemption, purchase or acquisition of its capital stock or membership units, other than Tax Distributions pursuant to the Company Operating Agreement for the Tax year ending December 31, 2018 and for the short period ending on the Closing;

(f) material change in any method of its accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in its cash management practices and

its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Balance Sheet or cancellation of any debts or entitlements;

(j) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(k) material damage, destruction or loss (whether or not covered by insurance) to its property;

(l) any capital investment in, or any loan to, any other Person;

(m) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which it is a party or by which it is bound;

(n) any material capital expenditures;

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(o) imposition of any Encumbrance upon any of the Companies or any of their material properties, or assets, whether tangible or intangible;

(p) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law or (ii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, except as set forth on Section 4.08(q) to the Company Disclosure Schedules, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(s) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of One Hundred Thousand Dollars ($100,000), individually (in the case of a lease, per annum) or Three Hundred Thousand Dollars ($300,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(t) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(u) action by it to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of ParentCo in respect of any Post-Closing Tax Period.

Section 4.09 Material Contracts.

(a) Section 4.09(a) of the Company Disclosure Schedules lists each of the following Contracts of the Companies (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(b) of the Company Disclosure Schedules and all Company IP Agreements set forth in Section 4.12(b) of the Company Disclosure Schedules, being “Material Contracts”):

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(i) each Contract involving aggregate consideration in excess of One Hundred Thousand Dollars ($100,000) and which, in each case, cannot be cancelled thereby without penalty or without more than 90 days’ notice;

(ii) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(iii) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any of the Companies is a party and which are not cancellable without penalty or without more than 90 days’ notice;

(iv) all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company or a Subsidiary;

(v) any partnership, joint venture or similar agreements that are either (i) could require any payment or contribution in excess of $100,000;

(vi) any agreement limiting or restraining in any material respect any of the Companies or any successor thereto from soliciting customers or engaging or competing in any manner (including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses), in any location or in any business;

(vii) any agreement providing for the license of or settlement with respect to material Company Intellectual Property (other than commercially available software and hardware);

(viii) any agreement that grants to any Person any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy all or a substantial portion of the material assets of the Companies, taken as a whole;

(ix) any agreement that would provide for any standstill arrangements;

(x) all Contracts with any Governmental Authority to which any of the Companies is a party (“Government Contracts”);

(xi) all Contracts that limit or purport to limit the ability of any of the Companies to compete in any line of business or with any Person or in any geographic area or during any period of time;

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(xii) all Contracts between or among any of the Companies on the one hand and Transferors or any Affiliate of Transferors (other than the Company or a Subsidiary) on the other hand; and

(xiii) all collective bargaining agreements or Contracts with any Union to which any of the Companies is a party.

(b) Each Material Contract is valid and binding on the applicable Company in accordance with its terms and is in full force and effect. None of the Companies or, to Transferors’ Knowledge any other party thereto, is in breach of or default under (or, to Transferors’ Knowledge, is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to MedMen. As of the date of this Agreement, there exists no actual, or to Transferors’ Knowledge threatened, termination, cancellation, or material limitation of, or any material amendment, material modification or material change to, any Material Contract.

Section 4.10 Title to Assets; Real Property.

(a) Each of the Company and its Subsidiaries has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business; or

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business.

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(b) Section 4.10(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of (i) all Real Property owned by each of the Company and its Subsidiaries and their street addresses (collectively, the “Owned Real Property”) and (ii) interests in Real Property leased or subleased by any of the Companies as lessee (collectively, the “Leased Properties”) and identifies for each lease of Leased Property (individually, a “Lease” and, collectively, the “Leases”) the parties thereto, the address of the property subject thereto, the base rent payable thereunder, and the renewal option date,. With respect to each Owned Real Property, to Transferors’ knowledge, the applicable company has good and marketable title to each such Owned Real Property subject only to Permitted Encumbrances and has delivered or made available to ParentCo and MedMen true, complete and correct copies of the deeds and other instruments (as recorded) by which it acquired such Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in its possession and relating to the Owned Real Property. With respect to the Leased Real Property, to Transferors’ Knowledge, the applicable company has a good, marketable and valid leasehold interest in each Leased Property, subject only to Permitted Encumbrances. The Company has previously delivered to the ParentCo and MedMen, correct and complete copies of each Lease, together with all amendments, modifications, supplements, waivers and side letters related thereto. With respect to each Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) none of the Companies, to the Transferors’ Knowledge, any other party to the Lease is in breach or default thereunder, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Lease; (iii) no party to the Lease has repudiated any provision thereof; (iv) there are no disputes or oral agreements in effect as to the Lease; (v) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to the ParentCo and MedMen; and (vi) none of Company or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

(c) With respect to each Real Property: (i) the current use of such Real Property and the operation of Business thereon does not violate any instrument of record or Contract affecting such Real Property, or any applicable Law in any material respect (without any fines or monetary Liabilities attached); (ii) there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of such Real Property except in favor of one of the Companies; and (iii) there are no Persons in possession of such Real Property except the Company or one of its Subsidiaries.

(d) To the extent necessary to run the Business as conducted as of the date of this Agreement, the Company or applicable Subsidiary has all certificates of occupancy and Permits necessary for the current use and operation, in all material respects, of each Real Property. Such Permits have been validly issued by the appropriate Governmental Authority in compliance with all applicable Laws, and the applicable has fully complied with all conditions of the Permits applicable to it.

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All such Permits are in full force and effect in all material respects without requirement of further consent or approval of any Person.

(e) To Transferors’ Knowledge, no part of any Real Property is subject to any building or use restrictions that would, individually or in the aggregate, materially restrict or prevent the operation of the Business in any material respect on the Companies’ Real Property, and each Real Property is properly and duly zoned for its current use, and such current use is in all respects a conforming use. No Governmental Authority having jurisdiction over any Real Property has issued or, to the Knowledge of the Transferors, threatened to issue any notice or order, injunction, judgment, decree, ruling, writ or arbitration award that adversely affects the use or operation of any Real Property.

(f) There does not exist any actual or, to the Knowledge of the Transferors, threatened or contemplated, condemnation or eminent domain proceedings that affect any Real Property or any part thereof, and none of the Company or any of its Subsidiaries has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any Real Property or any part thereof.

Section 4.11 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Companies, together with all other properties and assets of the Companies, are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 4.12 Intellectual Property.

(a) The Company or a Subsidiary is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Section 4.12(a) of the Company Disclosure Schedules contains a true and accurate list of all Company IP Registrations.

(b) To Transferors’ Knowledge, the Companies’ rights in the Company Intellectual Property are valid, subsisting and enforceable. To Transferors’ Knowledge, the Companies have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

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(c) To Transferors’ Knowledge, the conduct of the Business as currently and formerly conducted, and the products, processes and services of the Companies, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To Transferors’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(d) To Transferors’ Knowledge, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Companies; or (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Companies’ rights with respect to any Company Intellectual Property. To Transferors’ Knowledge, the Companies are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(e) To Transferors’ Knowledge, as of the date of this Agreement, and except as would not have a Company Material Adverse Effect, the business of the Companies has not experienced any incident in which personal information or other sensitive data was stolen or improperly accessed including any unauthorized access or breach of security with respect to personal information or other sensitive data.

(f) To Transferors’ Knowledge, the Companies have taken commercially reasonable actions and follow commercially reasonable practices to maintain, protect and enforce the Company Intellectual Property, including the secrecy, confidentiality and value of its trade secrets and other confidential information.

(g) Section 4.12(g) of the Company Disclosure Schedules accurately identifies in all material respects: (i) each contract pursuant to which any material intellectual property is licensed, or otherwise conveyed or provided to the Transferor (other than (A) agreements between the Transferor and its employees and consultants with respect to the ownership of any Company Intellectual Property by the Transferor and (B) non-exclusive licenses to commercially available third-party software costing less than two hundred fifty thousand dollars ($250,000)). Section 4.12(g) of the Company Disclosure Schedules accurately identifies in all material respects each contract pursuant to which any Person is currently granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Company Intellectual Property, other than consumer agreements or service agreements on Transferor’s standard form(s) thereof and other non-exclusive licenses granted in the ordinary course of business.

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Section 4.13 Inventory. To Transferors’ Knowledge, all inventory of the Companies, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. All such inventory is owned by the Companies free and clear of all Encumbrances, and no inventory is held on a consignment basis. As of the Closing, the Companies will have a level of Inventory consistent with past practice.

Section 4.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Transferors or their Affiliates (including the Companies) and relating to Business (collectively, the “ Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to ParentCo and MedMen. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transaction. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. To the Knowledge of the Transferors, there are no circumstances which would reasonably be expected to lead to the insurers avoiding any material liability under any of the Insurance Policies. Except as would not have a Company Material Adverse Effect, (a) the applicable insured parties have complied with the provisions of the applicable material insurance policies of the Companies, and (b) since the Interim Balance Sheet Date, neither the Transferors nor any of the Companies has received any written notice regarding (i) the cancellation or invalidation of any of the existing material insurance policies of the Companies or (ii) any refusal of coverage under or any rejection of any material claim under, any such material insurance policies of the Companies. This Section 4.15 shall not apply to insurance provided with respect to any employee benefit plan or arrangement.

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Section 4.16 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Transferors’ Knowledge, threatened (a) against or by the Companies (or by or against Transferors or any Affiliate thereof and relating to the Companies); or (b) against or by the Companies, Transferors or any Affiliate of Transferors that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Companies or any of their properties or assets

Section 4.17 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.17(a) of the Disclosure Schedules or as otherwise disclosed with respect to the Environmental Laws covered in Section 4.18, each Company has complied, and is now complying, with all Laws applicable to it or its business, properties, assets or the Business. Since the Interim Balance Sheet Date, neither the Transferors nor any of the Companies has received any written notice of any material inquiry, investigation, violation or alleged violation of any applicable Law or Governmental Order that would, in any such case, have a Company Material Adverse Effect.

(b) (i) All Permits, including without limitation the Cannabis Permits, required for each of the Companies to conduct the Business in all material respects have been obtained by it and are valid and in full force and effect in accordance with their terms, and to Transferor’s Knowledge each of the Companies has timely executed the relevant requirements for the renewal of such Permits, whenever needed, and (ii) no written notice of revocation, cancellation or termination of any Permit has been received by the Companies, or any of them. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Cannabis Permits and all other material Permits issued to the Companies, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both (including after the Closing), which would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 4.18 Environmental Matters.

(a) To Transferors’ Knowledge, the Companies are currently and have been in compliance in all material respects with all Environmental Laws and have not, and the Company has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. To the Knowledge of the Transferors, the Companies are not under investigation or inquiry by any Governmental Authority in relation to any breach of Environmental Law or the failure to comply with the terms and conditions of any Authorization required by Environmental Law.

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(b) The Companies have obtained and are in material compliance with all Environmental Permits necessary for the Business. Except as would not be material to the Companies, taken as a whole, (i) the Companies have obtained each Authorization required by Environmental Laws for their respective businesses as currently conducted, (ii) the Companies have complied in all material respects with the terms and conditions on which any Authorization required by Environmental Laws has been given to it and (iii) the Companies have complied in all material respects with any notification or claim made within the three (3) years ending on the date of this Agreement by any relevant Governmental Authority in respect of any breach of Environmental Laws.

(c) To Transferors’ knowledge, no real property currently or formerly owned, operated or leased by a Company is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials by the Companies or their agents in contravention of Environmental Law with respect to the business or assets of the Companies or any real property currently or formerly owned, operated or leased by the Companies, and the Companies have not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the Business (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Transferors or the Companies.

(e) The Company has provided or otherwise made available to ParentCo: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Companies or any currently or formerly owned, operated or leased real property which are in the possession or control of the Transferors or Companies related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 4.19 Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Companies for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Companies or any spouse or dependent of such individual, or under which the Companies or any of their ERISA Affiliates has or may have any Liability, or with respect to which ParentCo or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (each, a “Benefit Plan”).

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(b) With respect to each Benefit Plan, the Company has made available to ParentCo accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) To Transferors’ Knowledge, each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to ParentCo, the Companies or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.

(d) No Benefit Plan is, nor does the Company nor any of its ERISA Affiliates have or is reasonably expected to have any liability or obligation under (i) any employee benefit plan subject to Section 412 of the Code or Title IV of ERISA; (ii) a multi-employer plan as defined in Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code, or (iv) a voluntary employees’ beneficiary association described under Section 501(c)(9) of the Code or any other welfare benefit fund described under Section 419 or 419A of the Code.

(e) Each Benefit Plan is in compliance in all material respects with its terms and with ERISA, the Code and other applicable Law. All material premiums, material contributions, or material other payments required to have been made by law or under the terms of any Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been timely made, and all material reports, material returns and similar material documents required to be filed with any governmental agency or distributed to any plan participant with respect to any Benefit Plan have been duly and timely filed or distributed.

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(f) No Benefit Plan provides, and neither the Company or any of its Subsidiaries has any obligation to provide, health, medical, life insurance or death benefits to current or former employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA or Section 4980B of the Code, or other Law, the premiums of which are fully paid by such current or former employees or their dependents.

(g) With respect to each Benefit Plan (i) no “prohibited transaction” has occurred within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code for which any material liability remains outstanding; and (ii) there have been no acts or omissions by the Company or any ERISA Affiliate that have given or could be reasonably expected to give rise to any fines, penalties, taxes or related charges under Sections 502(c), 502(i), 502(l), 502(m) or 4071 of ERISA or Section 511 or Chapter 43 of the Code, for which the Company or any Subsidiary has any material liability.

(h) The Company and its ERISA Affiliates have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Benefit Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(i) The Company and each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) (i) is currently in compliance, in all material respects, with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No.111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Health Care Reform Laws”) and (ii) has been in compliance, in all material respects, with all Health Care Reform Laws since March 23, 2010, in the case of each of clauses (i) and (ii), to the extent the Health Care Reform Laws are applicable thereto.

(j) Except as set forth on Section 3.19(k) of the Company Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with another event) (i) increase any material benefits otherwise payable under any Benefit Plan or (ii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from the Company or any of its Subsidiaries to any current or former member, director, employee or independent contractor of the Company or any of its Subsidiaries.

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(k) There is no pending or, to Transferors’ Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the 3 years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(l) Each individual who is classified by the Companies as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(m) Neither the Company nor any of its Subsidiaries has any contractual obligation to reimburse or otherwise “gross-up” any Person for Tax set forth under Section 409A or 4999 of the Code.

(n) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of a Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of a Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code or would be subject to an excise tax under Section 4999 of the Code.

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Section 4.20 Employment Matters.

(a) Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Companies as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Companies for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Companies with respect to any compensation, commissions or bonuses, except for (i) discretionary bonuses for 2018 described on Section 4.20(a) of the Disclosure Schedules and which will be paid in 2019; (ii) commissions, owed in the normal course of business and paid monthly to employees with respect to wholesale sales in Illinois and New York; (iii) wages owed and which will be paid during the Company’s upcoming payroll cycles; and (iv) any bonuses described on Section 4.20(a) of the Disclosure Schedules that are payable in connection with the consummation of the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.20(b) of the Disclosure Schedules, the Companies have never been a party to, bound by, or negotiated any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”).

(c) The Companies are and have been in compliance all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.

Section 4.21 Taxes.

(a) Except for Pharmacannis Massachusetts, Inc., each of the Company and its Subsidiaries is currently, and has been at all times since formation, treated as a partnership or as an entity disregarded from its owner as defined in Section 301.7701-3 of the Treasury Regulations for U.S. federal, state, and where applicable, local income tax purposes.

(b) All Tax Returns required to be filed on or before the Closing Date by the Company or its Subsidiaries have been, or will be, timely filed (taking into account any applicable extensions). Such Tax  Returns are, or will be, true, complete and correct in all material respects. All material Taxes due and owing by the Companies (whether or not shown on any Tax Return) have been, or will be, timely paid.

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(c) The Companies have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, owner or other party, and complied with all backup withholding and material information reporting provisions of applicable Law.

(d) There are no liens for Taxes upon the assets of any of the Company and its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Company’s Financial Statements.

(e) No claim (which remains unresolved) has been made in writing by any Tax authority in a jurisdiction where any of the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is subject to Tax in such jurisdiction. None of the Company or any of its Subsidiaries has nexus or is required to file Tax Returns in a jurisdiction where it does not file Tax Returns, whether or not the Company or any such Subsidiary has a physical presence in such jurisdiction (including any jurisdiction that may subject the Company or such Subsidiary to taxation in accordance with South Dakota v. Wayfair, Inc., 86 U.S.L.W. 4452 (2018)).

(f) Except as set forth on Section 4.21(f) of the Company Disclosure Schedules, no extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or its Subsidiaries, other than extensions for periods for which Taxes have now been paid.

(g) There are no written Tax deficiencies outstanding, proposed or assessed against any of the Company or any Subsidiary and none of the Company or any of its Subsidiaries has executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any Tax, in each case, which have not since expired.

(h) No audit or other examination of any Tax Return of any of the Company or any Subsidiary by any Governmental Authority is presently in progress, nor has any of the Company or any Subsidiary been notified in writing of any request for such an audit or other examination.

(i) The Company has provided or otherwise made available to Parent correct and complete copies of all federal, state, local and foreign income, franchise and similar Tax Returns for taxable periods beginning on or after January 1, 2015, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or its Subsidiaries.

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(j) None of the Company or its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(k) None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in or improper use of any method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law); (iii) any installment sale or open transaction made on or prior to the Closing Date; (iv) any prepaid amount received on or prior to the Closing Date; (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) existing on the Closing Date; or (vi) an election under Section 108(i) of the Code. None of the Company nor any of its Subsidiaries has made an election under Section 965(h) of the Code to pay the net Tax liability under Section 965 in installments.

(l) Each of the Company and its Subsidiaries has in its possession or control such records, invoices and other information in relation to Tax as is required by applicable Law.

(m) None of the Company or its Subsidiaries has (i) ever been a member of an affiliated, consolidated, combined, unitary or similar group filing a consolidated Tax Return, (ii) ever been a party to any Tax sharing, Tax indemnification, Tax allocation agreement, or similar agreement (other than pursuant to Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes), nor does the Company or any Subsidiary owe any amount under any such agreement or have any liability to any Person as a result of, pertaining to or arising in connection with any such agreement (iii) any liability for the Taxes of any Persons, including any arrangement for group or consortium relief or similar arrangement, as a transferee or successor, by contract, by operation of Law or otherwise.

(n) Each of the Company and its Subsidiaries is in substantial compliance with all applicable transfer pricing Laws.

(o) None of the Company or any of its Subsidiaries has ever been a controlled foreign corporation as defined in Section 957(a) of the Code or a passive foreign investment company as defined in Section 1297(a) of the Code nor does any of the Company or any Subsidiary own stock in a controlled foreign corporation as defined in Section 957(a) of the Code or a passive foreign investment company as defined in Section 1297(a) of the Code.

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(p) Neither the Company nor any Subsidiary has (i) participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law), or (ii) taken any reporting position on a Tax Return, which reporting position (A) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of any Tax law), and (B) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of any Tax Law).

(q) None of the Company or any Subsidiary is a party to, has participated in, or is currently participating in, a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Section 1.6011- 4(b)(2) of the Treasury Regulations.

(r) Neither the Company nor any Subsidiary is subject to Tax in any jurisdiction outside its jurisdiction of organization by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

(s) There is no plan or arrangement pursuant to which ParentCo will redeem or otherwise acquire ParentCo stock issued to the Company’s Unit Holders in the Unit Exchange.

(t) Except as set forth on Section 4.21(t) of the Company Disclosure Schedules, to the Knowledge of the Company, none of the Company’s Unit Holders have (1) a negative tax basis “capital account” with respect to their investment in the Units; or (2) a tax basis in their Units which is lower than their respective share of Company liabilities, as determined under Section 752.

(u) The amount of ParentCo stock to be issued to any of the service providers or investment advisors to the Company or its Subsidiaries in connection with this Agreement shall not exceed 3% of issued and outstanding ParentCo stock, determined immediately after the Transaction.

Section 4.22 Related Party Transactions. Except (x) for the Benefit Plans and employment relationships entered into and compensation paid in the ordinary course of business or (y) as listed on Section 4.22 of the Company Disclosure Schedules, as of the date of this Agreement, none of the Transferors, any Affiliate of the Transferors (other than any of the Companies) or any officer or director of any of the Companies (each, a “Related Party”) (a) has any direct or indirect ownership interest in, or is an officer, director, employee of, consultant to, or contractor for, any Person that does business with, or has any contractual arrangement with, any of the Companies (except with respect to any interest in less than 5% of the shares of any corporation whose shares are publicly traded and with respect to intercompany arrangements between any of the Companies) or (b) is a party to an agreement with any of the Companies.

Section 4.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Transferors, other than for such fees as shall be payable by the Company to Marquis Partners, as financial advisor.

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Section 4.24 [Intentionally Omitted]

Section 4.25 Information in Canadian Information Circular. The information supplied or to be supplied by the Company or any Affiliate or Representative relating to the Companies and their respective stockholders, members, control Persons and Representatives for inclusion in the Canadian Information Circular, any supplements thereto or in any other document filed with any Governmental Authority in connection herewith, shall not at (a) the time the Canadian Information Circular by the applicable Governmental Authority or (b) the Closing, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.26 Transferor Representative. The power of attorney contained in Section 6.10  of the Operating Agreement of the Company is valid, binding and enforceable on each member of, or other holder of an economic interest in, the Company and signature and delivery pursuant to such power of attorney is sufficient and effective to (i) approve the transactions contemplated by this Agreement, (ii) validly and enforceably execute and deliver each Transaction Document to which each such member or holder of an economic interest is party, and to bind such person to such Transaction Document.

Section 4.27 Full Disclosure. TO TRANSFERORS’ KNOWLEDGE, NO REPRESENTATION OR WARRANTY BY THE COMPANY IN THIS AGREEMENT AND NO STATEMENT CONTAINED IN THE DISCLOSURE SCHEDULES TO THIS AGREEMENT OR ANY CERTIFICATE OR OTHER DOCUMENT FURNISHED OR TO BE FURNISHED TO PARENTCO PURSUANT TO THIS AGREEMENT CONTAINS ANY UNTRUE STATEMENT OF A MATERIAL FACT, OR OMITS TO STATE A MATERIAL FACT NECESSARY TO MAKE THE STATEMENTS CONTAINED THEREIN, IN LIGHT OF THE CIRCUMSTANCES IN WHICH THEY ARE MADE, NOT MISLEADING.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS

Except as set forth in the correspondingly numbered Section of the Transferors Disclosure Schedules attached hereto, each of the Transferors represents and warrants severally and not jointly to ParentCo and MedMen that the statements contained in this Article V are true and correct as of the date hereof and as of the Closing Date.

Section 5.01 Organization and Authority. Each Transferor has the full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transaction. This Agreement has been duly executed and delivered by each Transferor, and (assuming due authorization, execution and delivery by the other Parties hereto) this Agreement constitutes a legal, valid and binding obligation of each Transferor enforceable against each Transferor in accordance with its terms.

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(a) If such Transferor is an entity, such Transferor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Such Transferor has the requisite organizational power and authority, if applicable, and capacity to execute this Agreement and the Transaction Documents to which such Transferor is a party, perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by such Transferor of this Agreement and the Transaction Documents to which such Transferor is a party and the consummation of the transactions have been duly and validly authorized by all necessary action on the part of such Transferor and such authorization has not been subsequently modified or rescinded.

(b) This Agreement has been, and, upon their execution and delivery, the Transaction Documents to which such Transferor is a party shall have been, duly and validly executed and delivered by such Transferor and constitutes, and upon their execution, the Transaction Documents to which such Transferor is a party shall constitute, assuming due authorization, execution and delivery of this Agreement and the applicable Transaction Documents by the other parties thereto, a legal, valid and binding legal obligation of such Transferor, enforceable against such Transferor in accordance with the terms hereof and thereof, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ right and remedies.

(c) The information set forth on Schedule I hereto with respect to such Transferor’s Units and, if any, Options, in the Company is true, accurate and complete and such Transferor has no other equity interests or rights to additional equity interests in the Company that are not set forth on Schedule I. Such Transferor is the sole and beneficial owner of the Units set forth opposite its name on Schedule I, with good and marketable title thereto, free and clear of any Encumbrances (except as to any community property interest, with respect to which any required consent has been obtained) and there are no Contracts to which such Transferor is a party that create, or with the passage of time would create, an Encumbrance thereon or otherwise restrict the sale and transfer of such Units (including any Units issued due to the vesting of the Options immediately prior to the Closing) to ParentCo. Upon transfer of the Units to ParentCo in accordance with the Unit Exchange, ParentCo shall acquire good and marketable title to such Units and Options free and clear of any Encumbrances.

Section 5.02 Ownership. Immediately following the Unit Exchange, such Transferor shall own (directly or indirectly) beneficially and of record, all of the Exchange Shares of ParentCo set forth next to such Transferor’s name on the Payment Allocation Schedule, free and clear of any Encumbrances, warrants, purchase rights, contracts, assignments, commitments, equities, claims and demands, except for applicable transfer restrictions pursuant to applicable Laws. Immediately following the Unit Exchange, no equity or voting interest of the Company, or options, warrants or other rights to acquire any such equity or voting interest, of the Company shall be held by such Transferor. Such Transferor has the power and authority to sell, transfer, assign and deliver the Units owned by such Transferor as provided in this Agreement and, at the Closing (subject to the terms and conditions of this Agreement), such Transferor will convey to ParentCo title thereto free and clear of all Encumbrances.

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Section 5.03 Non-Contravention; Consents.

(a) The execution and delivery by such Transferor of this Agreement and the Transaction Documents to which such Transferor is a party does not, and the performance of this Agreement and such Transaction Documents by such Transferor and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) under any applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not have a Company Material Adverse Effect, and (iii) those required by reasons of the regulatory status or operations of ParentCo.

(b) The execution and delivery by such Transferor of this Agreement and the Transaction Documents to which such Transferor is a party does not, and consummation of the transaction contemplated hereby and thereby will not, (i) conflict with or violate any provision of the governing documents of the Transferor, if an entity, (ii) assuming all filings and notifications under any applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Authorizations held by such Transferor or any applicable Laws or Governmental Orders applicable to such Transferor, or (iii) result in a breach of, constitute a default under (or create an event which, with or without notice or lapse of time or both, would constitute a default under), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any agreement or contract to which such Transferors is a party, except, in the case of (ii) or (iii), as would not, individually or in the aggregate, materially impair or delay the Transferors from consummating the transactions.

Section 5.04 Litigation. As of the date of this Agreement, there is no action, claim, suit, arbitration or proceeding or investigation pending before any Governmental Authority against such Transferors or, to the Knowledge of such Transferor, threatened, that, in each case, challenges or seeks to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement.

Section 5.05 No Undisclosed Agreements. Except as set forth on Section 5.05 of the Transferor Disclosure Schedules, such Transferor is not a party to (i) any Contract with the Company or (ii) any Contract with any Person that, in each case, would restrict, impede, interfere with, conflict with or prohibit the sale and transfer of the Units or the transactions contemplated by this Agreement or any Transaction Document to which it is a party. The Units as shown on Schedule I as being owned by such Transferor are not subject to a proxy or any Contract regarding the voting of such Units.

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Section 5.06 Accredited Investor. Except as set forth on Section 5.06 of the Disclosure Schedules, each Transferor is (i) an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (ii) a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act. Regardless of whether or not such Transferor is an “accredited investor,” such Transferor is an informed and sophisticated participant in the transactions contemplated hereby and has, either alone or with his or her purchaser representative or representatives, sufficient knowledge and experience in financial and business matters to be capable of evaluating the technical, commercial, financial, legal and other risks associated with the acquisition of the Units by ParentCo in exchange for the Exchange Shares on the terms hereunder and in the Lock-Up Agreement. Except as set forth on Section 5.06 of the Disclosure Schedules, no Transferor is resident in, or as relates to the Unit Exchange, subject to the securities laws of, a jurisdiction of Canada.

Section 5.07 Transferors’ Representative. By virtue of its execution and delivery of this Agreement, such Transferor has appointed IL Medtech as its true and lawful agent and attorney-in- fact in accordance with the provisions of Section 8.13 of this Agreement.

Section 5.08 Full Disclosure. To Transferors’ Knowledge, no representation or warranty of any Transferor in this Article V contains any untrue statement of fact or has omitted to state a fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. To each Transferor’s knowledge, all material information heretofore provided to the Purchaser (including, without limitation, its Affiliates, members, managers, officers, employees, consultants and/or representatives) by, and only to the extent with respect to, such Transferor, in writing, was true, accurate and complete in all material respects when provided to the Purchaser (excluding forecasts, projections and superseded drafts) and, but for the passage of time, are true, accurate and complete in all material respects.

Section 5.09 Brokers and Finders. Such Transferor has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees that would be responsibility of the Companies, MedMen, ParentCo or Merger Sub in connection with the transactions contemplated hereby.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MEDMEN

Except as set forth in the MedMen Public Reports and in the correspondingly numbered Section of the MedMen Disclosure Schedules attached hereto, MedMen represents and warrants to the Company and the Transferors that the statements contained in this Article VI are true and correct as of the date hereof and as of the Closing Date.

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Section 6.01 Organization and Authority of MedMen. MedMen is a corporation duly organized, validly existing and in good standing under the laws of British Columbia, Canada. MedMen has the full power and authority to enter into this Agreement and to consummate the Transaction. The execution and delivery by MedMen of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of MedMen. This Agreement has been and, upon their execution and delivery, the Transaction Documents to which it is a party shall have been, duly executed and delivered by MedMen, and (assuming due authorization, execution and delivery by the Transferors and each other Party hereto of this Agreement and the applicable Transaction Documents) this Agreement constitutes and, upon their execution, the Transaction Documents shall constitute, a legal, valid and binding obligation of MedMen enforceable against MedMen in accordance with the terms hereof and thereof, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization , moratorium and similar Laws affecting creditors’ right and remedies

Section 6.02 No Conflicts; Consents. The execution, delivery and performance by MedMen of this Agreement and the applicable Transaction Documents, and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of organization, bylaws or other organizational documents of MedMen; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to MedMen; or (c) require the consent, notice or other action by any Person under any Contract to which MedMen is a party, except (i) under any applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not have a Material Adverse Effect on MedMen, and (iii) those required by reasons of the regulatory status, licensing, or regulatory operations of ParentCo and Company.

Section 6.03 Voting. The only vote of any of MedMen’s shareholders necessary in connection with the entry into this Agreement by MedMen and the consummation of the transactions contemplated hereby, including the Closing are:

(a) The affirmative vote of holders of two-thirds of the voting rights attached to the outstanding MedMen Shares present at and entitled to vote at the MedMen Meeting, assuming a quorum is present, to approve the Arrangement and the Plan of Arrangement; and

(b) Any approval that may be required in connection with the Restricted Security Relief.

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Section 6.04 Governmental Approvals and Consents. Other than as set forth in Section 6.04 of the MedMen Disclosure Schedules, no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to MedMen with the execution and delivery of this Agreement and any Transaction Documents to which MedMen is a party or the consummation of the Transaction. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any third-party is required on the part of MedMen with respect to its execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated hereby, except for (a) waiting period requirements of the HSR Act, (b) the filing with and approval of the courts of British Columbia of the Plan of Arrangement, including this Agreement, (c) the filing with the securities regulators in Canada and with the CSE of the Canadian Information Circular, including applicable filings thereof with the SEC, (d) the application for, and approval of, the listing of the ParentCo Class B Subordinate Voting Shares to be issued by ParentCo as contemplated hereunder on the CSE, (e) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Material Adverse Effect on MedMen and (f) the Restricted Security Relief.

Section 6.05 Valid Issuance of Shares. The Exchange Shares being issued hereunder will be duly and validly issued, fully paid, and nonassessable, and will be free of any Encumbrances or restrictions on transfer other than as set forth in the Lock-Up Agreements.

Section 6.06 [Intentionally Omitted].

Section 6.07 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of MedMen.

Section 6.08 Legal Proceedings. There are no Actions pending or, to MedMen’s knowledge, threatened against or by MedMen or any Affiliate of MedMen that challenge or seek to prevent, enjoin or otherwise delay the Transaction. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 6.09 Tax Matters.

(a) MedMen has duly and timely filed or caused to be filed (taking into account any valid extensions) all Federal and other material Tax Returns required by Law to be filed by it and all such Tax Returns are true, correct and complete in all material respects.

(b) MedMen is not currently the beneficiary of any extension of time within which to file any income Tax Return, nor has any such extension been requested. MedMen has timely and fully paid all material amounts of Taxes due and owing (whether or not shown on any Tax Return).

(c) For U.S. federal, state and where applicable, local income tax purposes, MedMen is treated as a U.S. corporation pursuant to the provisions of Section 7874 of the Code and any corresponding sections of state or local law. MedMen is not and has not been a U.S. real property holding corporation (as defined in Section 897(c) (2) of the Code during the applicable period specified in Section 897(c) of the Code.

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(d) ParentCo has no plan or intention to cause MedMen to liquidate subsequent to the Closing.

(e) Immediately after the Arrangement, ParentCo intends to cause members of ParentCo's “qualified group” (as defined in Treasury Regulation section 1.368-1(d)(4)) to continue the historic business of MedMen or use a significant portion of the historic business assets of MedMen in a business.

(f) ParentCo has no plan or intention to reacquire any of its stock issued to MedMen shareholders pursuant to this Agreement.

(g) The amount of ParentCo stock to be issued to any MedMen service providers or investment advisors in connection with this Agreement shall not exceed 3% of issued and outstanding ParentCo stock, determined immediately after the Transaction

(h) ParentCo stock will not be issued for any outstanding MM indebtedness in connection with this Agreement.

Section 6.10 Public Filings. MedMen is in compliance in all material respects with all its disclosure obligations under applicable Canadian Securities Laws. Except as would not reasonably be expected to result in a Material Adverse Effect, MedMen has filed all forms, reports, documents and information required to be filed by it (the “Disclosure Documents”). As of the time a Disclosure Document was filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) such Disclosure Document complied in all material respects with the requirements of the applicable Canadian Securities Laws; and (ii) such Disclosure Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 6.11 Full Disclosure. To MedMen’s Knowledge, no representation or warranty by MedMen in this Agreement and no statement contained in the MedMen Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Transferors pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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Section 6.12 Capitalization.

(a) The authorized capital stock of MedMen consists of: (i) an unlimited number of MedMen Class A Super Voting Shares; and (ii) an unlimited number of MedMen Class B Subordinate Voting Shares. As of the date hereof, (A) 1,630,590 MedMen Class A Super Voting Shares were issued and outstanding (not including shares held in treasury); (B) 93,780,544 MedMen Class B Subordinate Voting Shares were issued and outstanding (not including shares held in treasury); (C) 360,064,741 MedMen Redeemable Shares were issued and outstanding; 10,566,575 MedMen Redeemable Units were issued and outstanding; and (D) no MedMen Class A Super Voting Shares were held by MedMen in its treasury. All of the outstanding MedMen Shares are duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights (except to the extent that additional issuances may increase the Total Consideration hereunder). No subsidiary of MedMen owns any MedMen Shares.

(b) As of the date hereof, an aggregate of 8,701,163 MedMen Class B Subordinate Voting Shares were reserved for issuance pursuant to outstanding MedMen Options, and the MedMen’s Board shall determine from time to time the number of additional MedMen Class B Subordinate Voting Shares which shall be reserved for issuance for equity awards not yet granted, under the MedMen Equity Incentive Plan.

(c) As of the date hereof, MedMen Warrants for the purchase of an aggregate of 21,480,859 MedMen Class B Subordinate Voting Shares are issued and outstanding. Section 6.12(c) of the MedMen Disclosure Schedules summarizes all other authorized, issued and outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating MedMen to issue or sell any shares of capital stock of, or any other interest in, MedMen as of the date hereof.

(d) As of the Closing Date, the only shares of ParentCo which will be issued (on a fully- diluted basis, based on the treasury method of accounting) shall be those shares listed on the Closing Share Schedule.

Section 6.13 MedMen Subsidiaries.

(a) Section 6.13(a) of the MedMen Disclosure Schedules sets forth all MedMen Subsidiaries of the MedMen (each, a “MedMen Subsidiary”), listing each MedMen Subsidiary’s name, type of entity, jurisdiction and date of formation and the names and ownership percentages of each of the owners of its equity and the kind and percentage of the outstanding equity interests of each such MedMen Subsidiary owned by MedMen and each other MedMen Subsidiary of MedMen.

(b) Except for the MedMen Subsidiaries, there are no other corporations, limited liability companies, partnerships, joint ventures or similar arrangements in which MedMen or any MedMen Subsidiary owns any direct or indirect equity ownership or other interest or right to acquire the same.

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(c) Except as set forth on Section 6.13(c) of the MedMen Disclosure Schedules, all of the outstanding issued share capital, shares or limited liability company or membership interests, other equity rights, interests or other securities of each MedMen Subsidiary of MedMen, are duly and validly issued and outstanding and are legally and beneficially owned, directly or indirectly, by MedMen, free and clear of all Encumbrances, except for applicable transfer restrictions pursuant to applicable Laws or Encumbrances in the respective governing documents of the MedMen Subsidiaries. Each member of each MedMen Subsidiary of MedMen was duly admitted as a member of such MedMen Subsidiary.

(d) Except as set forth on Section 6.13(d) of the MedMen Disclosure Schedules or pursuant to the respective governing documents of the MedMen Subsidiaries, there are no outstanding warrants, grants, options, rights, agreements, convertible or exchangeable securities or other commitments or obligations pursuant to which the MedMen or any MedMen Subsidiary is or may become obligated to allot, issue, sell, transfer, purchase, return or redeem any shares or limited liability company or membership interests, other equity rights, interests or other securities of any MedMen Subsidiary of MedMen. Except as set forth on Section 6.13(d) of the MedMen Disclosure Schedules, there is no outstanding or authorized appreciation, phantom interest or similar rights with respect to any MedMen Subsidiary of MedMen. There are no voting trusts, proxies or other agreements or undertakings with respect to the voting of the issued share capital of any MedMen Subsidiary of MedMen.

(e) No MedMen Subsidiary of MedMen is the subject of any administration, administrative receivership, insolvency, bankruptcy, dissolution, liquidation, receivership, examinership, reorganization or similar proceeding and, to the Knowledge of MedMen, no actions have been taken for any MedMen Subsidiary of MedMen to become the subject of any such proceeding.

(f) MedMen has made available to Company true and complete copies of the governing documents of each MedMen Subsidiary as in effect as of the date of this Agreement.

Section 6.14 Financial Statements.

(a) Complete copies of MedMen and the MedMen Subsidiaries’ audited financial statements consisting of the balance sheets of MedMen and the MedMen Subsidiaries as at June 30 in each of the years 2018 and 2017 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the years then ended (the “MedMen Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of MedMen and the MedMen Subsidiaries as at September 30, 2018 and the related statements of income and retained earnings, shareholders’ equity and cash flow for the three month period then ended (the “MedMen Interim Financial Statements” and together with the Annual Financial Statements, the “MedMen Financial Statements”) have been delivered to ParentCo and MedMen. The Financial Statements have been prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Financial Statements are based on the books and records of MedMen and the MedMen Subsidiaries, and fairly present the financial condition of MedMen and the MedMen Subsidiaries as of the respective dates they were prepared in and the results of the operations of MedMen and the MedMen Subsidiaries for the periods indicated in all material respects. The balance sheet of MedMen and the MedMen Subsidiaries as of June 30, 2018 is referred to herein as the “MM Balance Sheet” and the date thereof as the “MM Balance Sheet Date” and the balance sheet of MedMen and the MedMen Subsidiaries as of September 30, 2018 is referred to herein as the “MM Interim Balance Sheet” and the date thereof as the “MM Interim Balance Sheet Date”. MedMen and the MedMen Subsidiaries maintain a standard system of accounting established and administered in accordance with IFRS. MedMen has established and maintains disclosure controls and procedures and internal control over financial reporting to the degree necessary to avoid any Material Adverse Effect that is caused by inaccuracy of such reporting.

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Section 6.15 Undisclosed Liabilities. MedMen and the MedMen Subsidiaries have no liabilities or indebtedness of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“MedMen Liabilities”), except (a) those which are adequately reflected or reserved against in the MM Balance Sheet as of the MM Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the MM Balance Sheet Date and (c) those which are not, individually or in the aggregate, material in amount.

Section 6.16 Absence of Certain Changes, Events and Conditions. Except as contemplated under this Agreement or as set forth in Section 6.16 of the MedMen Disclosure Schedules, since the MM Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to any of MedMen and the MedMen Subsidiaries, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of its charter, by-laws or other organizational documents;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

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(f) material change in any method of its accounting or accounting practice, except as required by IFRS or as disclosed in the notes to the MM Financial Statements; or

(g) material change in its cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits.

Section 6.17 Accounts Receivable. The accounts receivable reflected on the MM Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by MedMen and the MedMen Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of MedMen and the MedMen Subsidiaries not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 6.18 Insurance. Section 6.18 of the MedMen Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by MedMen or its Affiliates (including MedMen and the MedMen Subsidiaries) and relating to Business (collectively, the “MM Insurance Policies”). Such MM Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the Transaction. All premiums due on such MM Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each MM Insurance Policy. To the Knowledge of MedMen, there are no circumstances which would reasonably be expected to lead to the insurers avoiding any material liability under any of the MM Insurance Policies. Except as would not result in a Material Adverse Effect on MedMen, (a) the applicable insured parties have complied with the provisions of the applicable material insurance policies of MedMen and the MedMen Subsidiaries, and (b) since the Balance Sheet Date, MedMen has not received any written notice regarding (i) the cancellation or invalidation of any of the existing material insurance policies of MedMen and the MedMen Subsidiaries or (ii) any refusal of coverage under or any rejection of any material claim under, any such material insurance policies of MedMen and the MedMen Subsidiaries. This Section 6.18 shall not apply to insurance provided with respect to any employee benefit plan or arrangement.

Section 6.19 Compliance With Laws; Permits.

(a) Except as set forth in Section 6.19 of the Disclosure Schedules and except for any Environmental Laws which are covered in Section 6.19, MedMen and each of the MedMen Subsidiaries has complied, and is now complying, with all Laws applicable to it or its business, properties or assets Since the MM Balance Sheet Date, neither MedMen nor any MedMen Subsidiary has received any written notice of any material inquiry, investigation, violation or alleged violation of any applicable Law or Governmental Order.

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(b) All Permits required for each of MedMen and the MedMen Subsidiaries to conduct the MedMen Business, including without limitation the Cannabis Permits, have been obtained by it and are valid and in full force and effect in accordance with its terms, and each of MedMen and the MedMen Subsidiaries has timely executed the relevant requirements for the renewal of such Permits, whenever needed, except to the extent that any failure to obtain, maintain or renew such Permit would not result in a Material Adverse Effect on MedMen, (ii) no written notice of revocation, cancellation or termination of any Permit has been received by MedMen and the MedMen Subsidiaries, or any of them, and (iii) the implementation of the transactions contemplated in this Agreement will not cause default of or result in the cancellation, revocation, modification or termination of any of the Permits. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 6.20 of the Disclosure Schedules lists all current Cannabis Permits and all other material Permits issued to MedMen and the MedMen Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both (including after the Closing), which would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit.

Section 6.20 Environmental Matters.

(a) To MedMen’s Knowledge, MedMen and the MedMen Subsidiaries are currently and have been in compliance in all material respects with all Environmental Laws and have not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. To MedMen’s Knowledge, MedMen and the MedMen Subsidiaries are not under investigation or inquiry by any Governmental Authority in relation to any breach of Environmental Law or the failure to comply with the terms and conditions of any Authorization required by Environmental Law.

(b) To MedMen’s Knowledge, no real property currently or formerly owned, operated or leased by a MedMen or any MedMen Subsidiary is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c) To MedMen’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Law by MedMen or any MedMen Subsidiary.

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Section 6.21 Title to Assets; Real Property.

(a) Except as set forth in Section 6.21 of the MedMen Disclosure Schedules, MedMen has good and valid title to, or a valid leasehold interest in, all MedMen Real Property and personal property and other assets reflected in the MedMen Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b) Except as set forth in Section 6.21 of the MedMen Disclosure Schedules, with respect to each MedMen Real Property: (i) the current use of such Real Property and the operation of Business thereon does not violate any instrument of record or Contract affecting such Real Property, or any applicable Law in any material respect (without any fines or monetary Liabilities attached); (ii) there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right of use or occupancy of any portion of such Real Property except in favor of one of MedMen or its Subsidiaries; and (iii) there are no Persons in possession of such Real Property except MedMen or one of its Subsidiaries.

(c) To the extent required to conducts its business on the date hereof, MedMen or applicable Subsidiary has all certificates of occupancy and Permits necessary for the current use and operation of each Real Property. Such Permits have been validly issued by the appropriate Governmental Authority in compliance with all applicable Laws, and the applicable MedMen Subsidiary has fully complied with all conditions of the Permits applicable to it. All such Permits are in full force and effect without further consent or approval of any Person.

(d) There does not exist any actual or, to the Knowledge of the Transferors, threatened or contemplated, condemnation or eminent domain proceedings that affect any Real Property or any part thereof, and none of MedMen or any of its Subsidiaries has received any notice, oral or written, of the intention of any Governmental Authority or other Person to take or use any Real Property or any part thereof.

Section 6.22 Intellectual Property.

(a) MedMen or a MedMen Subsidiary is the sole and exclusive legal and beneficial, and with respect to all MedMen IP Registrations, record, owner of all right, title and interest in and to the MedMen Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of MedMen’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Section 6.22 of the MedMen Disclosure Schedules contains a true and accurate list of all MedMen IP Registrations.

(b) To MedMen’s Knowledge, MedMen’s or its Subsidiaries’ rights in the MedMen Intellectual Property are valid, subsisting and enforceable. To MedMen’s Knowledge, MedMen or its Subsidiaries have taken all reasonable steps to maintain the MedMen Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the MedMen Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

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(c) To MedMen’s Knowledge, the conduct the Business as currently and formerly conducted, and the products, processes and services of MedMen or its Subsidiaries, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To MedMen’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any MedMen Intellectual Property.

(d) To MedMen’s Knowledge, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license):

(i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by MedMen or its Subsidiaries; or (ii) challenging the validity, enforceability, registrability or ownership of any MedMen Intellectual Property or MedMen or its Subsidiaries’ rights with respect to any MedMen Intellectual Property. To MedMen’s Knowledge, MedMen or its Subsidiaries are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any MedMen Intellectual Property.

Section 6.23 Full Disclosure. To MedMen’s Knowledge, no representation or warranty by MedMen in this Agreement and no statement contained in the MedMen Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Transferors pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 6.24 Shareholder Approval. MedMen has caused the sole shareholder of ParentCo to approve and adopt this Agreement and the Arrangement, including the transactions contemplated hereunder, by special resolution. In connection with the Meeting, MedMen shall also obtain proxies from Adam Bierman and Andrew Modlin by February 1, 2019, in which they agree to vote their shares in favor of of all actions necessary to consummate the transactions contemplated by this Agreement, including but not limited to, approval of the Plan of Arrangement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF PARENTCO AND MERGER SUB

Except as set forth in the correspondingly numbered Section of the MedMen Disclosure Schedules attached hereto, each of ParentCo, Merger Sub and MedMen, jointly and severally, represents and warrants to the Company and the Transferors that the statements contained in this Article VII are true and correct as of the date hereof and as of the Closing Date.

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Section 7.01 Authority; Enforceability of ParentCo and Merger Sub.

(a) Each of ParentCo and Merger Sub is, or as of the Closing Date will be, duly incorporated or organized, as applicable, and validly existing under the Laws of its jurisdiction of organization or incorporation, as applicable, and has, or as of the Closing Date will have, all necessary power and authority to conduct its business in manner in which it is currently being conducted. Each of ParentCo and Merger Sub is, or as of the Closing Date will be, duly qualified or otherwise authorized to do business in each of the jurisdictions in which such entity is required to be so qualified or otherwise authorized. Each of ParentCo and Merger Sub is not the subject of any administration, administrative receivership, insolvency, dissolution, liquidation, receivership, reorganization or similar proceeding and no steps have been taken for ParentCo or Merger Sub to become the subject of any such proceeding.

(b) Each of ParentCo and Merger Sub do not directly or indirectly engage in any business activities and do not directly or indirectly own, lease, license or have any rights with respect to any assets (tangible or intangible) or properties (other than as of immediately prior to the Closing and solely with respect to ParentCo and the equity interests of Merger Sub) and no asset of ParentCo or Merger Sub (including the equity interests of Merger Sub held by ParentCo) is subject to any Encumbrance. Each of ParentCo and Merger Sub do not employ any employees, or maintain, contribute or sponsor any benefit plans, programs, policies, agreements or arrangements that if sponsored, maintained or contributed to by MedMen would constitute an employee benefit plan. Except for Liabilities incurred in connection with their incorporation, organization and capitalization, and in connection with the Transaction Documents and the transactions contemplated therein, each of ParentCo and Merger Sub has not incurred, directly or indirectly, any Liabilities or engaged in any business activities of any type or kind whatsoever, other than activities ancillary to or contemplated by this Agreement and solely with respect to ParentCo, holding the equity interests of Merger Sub and activities ancillary thereto.

(c) Each of ParentCo and Merger Sub has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby have been duly and validly authorized and approved by the boards of directors of ParentCo and Merger Sub and no other proceeding on the part of ParentCo or Merger Sub is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each of ParentCo and Merger Sub and, assuming due authorization and execution by the Company, this Agreement constitutes a legal, valid and binding obligation of each of ParentCo and Merger Sub, enforceable against each of ParentCo and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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Section 7.02 Capitalization of ParentCo and Merger Sub.

(a) All of the ParentCo Shares (i) have been duly authorized and are validly issued, (ii) are fully paid and non-assessable, (iii) were issued in compliance with applicable Law, (iv) were not issued in breach or violation of any contract or preemptive rights, rights of first refusal or other similar rights and (v) are free and clear of all Encumbrances except for applicable transfer restrictions pursuant to applicable Laws.

(b) The authorized capital stock of ParentCo consists of an unlimited number of ParentCo Class A Super Voting Shares and an unlimited number of ParentCo Class B Subordinate Voting Shares.

(c) All of the common shares of Merger Sub (i) have been duly authorized and are validly issued, (ii) are fully paid and non-assessable, (iii) were issued in compliance with applicable Law, (iv) were not issued in breach or violation of any contract or preemptive rights, rights of first refusal or other similar rights and (v) are free and clear of all Encumbrances except for applicable transfer restrictions pursuant to applicable Laws.

(d) The authorized capital stock of Merger Sub consists of unlimited common shares, of which one is issued and outstanding and owned of record by ParentCo.

(e) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares of capital stock or other equity securities of Merger Sub or obligating Merger Sub to issue or sell any shares of capital stock or other equity securities of Merger Sub. Other than the certificate of incorporation and bylaws of Merger Sub, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the of the shares of capital stock or other equity interests of Merger Sub. There is no phantom equity, appreciation rights or similar rights with respect to Merger Sub.

(f) Except pursuant to the transactions contemplated hereunder, Merger Sub does not own, or hold any right to acquire, any shares of capital stock, limited liability company or membership interests or any other equity security of any other Person.

(g) Merger Sub has not issued any debt security to any Person and is not otherwise subject to any debt for borrowed money to any Person.

(h) As of the Closing Date, the only ParentCo Shares which will be issued (on a fully-diluted basis, based on the treasury method of accounting) shall be those ParentCo Shares listed on the Closing Share Schedule.

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ARTICLE VIII

COVENANTS AND OTHER AGREEMENTS

Section 8.01 Conduct of the Companies’ Business Prior to the Closing.

(a) From the date hereof until the Closing, except as (i) otherwise provided in this Agreement, including the consummation of the Unit Exchange, (ii) as required by applicable Law (including, but not limited to, the HSR Act) or Contract, (iii) consented to in writing by ParentCo and MedMen (which consent shall not be unreasonably withheld, conditioned or delayed), (iv) as contemplated under this Agreement, (v) to the extent that such action or inaction would not be reasonably likely to cause a Company Material Adverse Effect, Transferors shall, and shall cause the Companies to, (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Companies, grow the current organization as contemplated by the expenditures contemplated in the Interim Spending Plan, and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Companies. Without limiting the foregoing, from the date hereof until the Closing Date, Transferors shall cause the Companies not to:

(i) take and action which, to Transferors’ actual knowledge, may reasonably be expected to adversely affect the good standing of any Permit;

(ii) issue, sell or deliver any units or shares of their capital stock or membership units or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any units or shares of their capital stock or membership units; provided, however, that units issued or to be issued as set forth on the Company’s pro forma capitalization table, dated December 20, 2018, shall not be subject to this Section 8.01(a)(ii);

(iii) effect any recapitalization, reclassification, stock dividend, stock split or like change in their capitalization;

(iv) amend or otherwise modify in any respect its organizational documents;

(v) make any redemption or purchase of any shares or units of the Companies;

(vi) make or rescind any material express or deemed election relating to Taxes, amend any Tax return, settle or compromise any litigation relating to Taxes or change any of its methods of reporting income or deductions for federal, state, national, local or foreign income Tax purposes from those employed in the preparation of the last filed federal, state, national, local or foreign income Tax returns;

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(vii) change its methods of accounting in effect as of the Interim Balance Sheet Date (except as required by a change in GAAP accounting standards since the Interim Balance Sheet Date);

(viii) make any increase in the compensation or benefits of any employees except in the ordinary course of business and consistent with past practice, or as otherwise contemplated by the Interim Spending Plan;

(ix) take any action that would prevent the Unit Exchange and the Arrangement from qualifying for the Intended Tax Treatment;

(x) incur any material indebtedness in excess of $100,000, other than under the Line of Credit, equipment leases, or as contemplated by and set forth in the Interim Spending Plan;

(xi) acquire or dispose of any material assets in excess of $25,000 unless contemplated by and set forth in the Interim Spending Plan; provided, however, that no consent shall be required to (i) complete the acquisition of the Company’s fifth Illinois dispensary or (ii) sell the real estate associated with the Company’s Franklin Mills, Pennsylvania dispensary or the Company’s Franklin, Massachusetts, dispensary;

(xii) make any pledge of material assets or permit any material assets to become subject to any Encumbrances, other than as contemplated by the Interim Spending Plan in connection with the acquisition of financing for the Company prior to the Closing;

(xiii) make or agree to any capital expenditures in excess of $50,000 unless contemplated by and set forth in the Interim Spending Plan;

(xiv) amend or terminate any Material Agreement (other than as a result of expiration of its term) or enter into any agreement which would be a Material Agreement if in existence prior to the date of this Agreement;

(xv) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Companies, except as set forth in the Interim Spending Plan;

(xvi) become delinquent on any debts, Taxes and other material obligations;

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(xvii) take any action which may be in violation of any applicable Laws; or

(xviii) take any action that would cause any of the changes, events or conditions described in Section 4.08 to occur; actions.

(xix) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Interim Spending Plan. From the date hereof, the Company shall operate its Business in accordance with the Interim Spending Plan, which sets forth capital expenditures and operating expenditures of each of the Companies, including the construction of the cultivation, processing and dispensary assets held by the Company in the states of Ohio, Pennsylvania, Michigan, Massachusetts, Virginia, or any other state as hereinafter mutually agreed by the Parties, provided, however, that nothing herein shall prevent the Company from (i) making expenditures incurred in the ordinary course of business or (ii) making expenditures reasonably necessary to maintain any Cannabis Permit.

(c) Line of Credit. MedMen agrees to provide a line of credit (the “Line of Credit”) not to exceed the amount of agreed expenditures set forth in the Interim Spending Plan, subject to the Company holding cash and cash equivalents (“Available Cash”) of less than $10 million as reported to MedMen by the Company’s Chief Financial Officer. MedMen agrees to fund or continue to fund such expenditures on the Interim Spending Plan within fifteen days after Company gives written notice that the Company’s Available Cash is below the $10 million threshold. A funding pursuant to this section 8.01(c) shall be in increments of no less than $5 million. Amounts advanced by MedMen to the Company shall accrue PIK interest at a rate of 7.5% per annum. With respect to any project listed as an “Excluded Project” in the Interim Spending Plan as of the date of this Agreement, the Company shall not, without MedMen’s consent, use the Line of Credit towards such Excluded Project, but in the absence of such funding the Company shall have the right in its sole discretion to pursue third party funding for such Excluded Project outside of the Line of Credit. To the extent the Company decides to pursue an Excluded Project, the Company may take all other actions reasonably necessary to secure such funding, including, but not limited to, providing any lender with any liens or other Encumbrances that the lender requires to be granted in connection with funding such Excluded Project. In the event the Company desires to have MedMen fund other projects which are not currently included in the Interim Spending Plan, MedMen shall within 14 days of a request from the Company to fund such project, either decline to fund such project at which point, it shall be treated as an Excluded Project or agree to fund such project, at which point it shall be treated as having been included in the Interim Spending Plan. At the Closing, the outstanding principal amount of the Line of Credit, together with all accrued and unpaid interest to the date of Closing, shall be extinguished on the books of MedMen and the aggregate amount that remains outstanding and unpaid as of such date shall thereafter be characterized as an intercompany obligation and none of the Transferors or their Affiliates shall have any obligation with respect thereto. Notwithstanding the foregoing, in the event the transactions contemplated by this Agreement are not consummated, all outstanding and unpaid principal and interest shall become due and payable to MedMen in cash no later than twelve (12) months following the termination hereof.

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(d) Management. To the extent permitted by Law, including without limitation any anti trust requirements, prior to the Closing, MedMen and the Company shall cooperate to enable to MedMen to operate and manage certain capital expenditures and new markets projects pursuant to the Interim Spending Plan, provided that such activity is in compliance with the Hart-Scott-Rodino Act, the Sherman Act, an other applicable laws, and provided further that MedMen shall be responsible for paying for any costs and expenditures which the Company would not have otherwise had to pay for if not for MedMen’s direction of such operation and management of the Business. For the avoidance of doubt, neither Party shall take any actions or be required to take any actions which may be deemed “gun jumping” by antitrust agencies, or which would otherwise not be in compliance with the Hart-Scott-Rodino Act, the Sherman Act, or any other applicable laws.

Section 8.02 Matters Relating to ParentCo and Merger Sub. Prior to the Closing, other than in connection with the performance of their obligations under this Agreement and the transactions contemplated hereby, each of ParentCo and Merger Sub shall not engage in any business, acquire any asset or incur any Liability, or take any other action that would cause any of the Representations and Warranties of ParentCo and Merger Sub set forth in Article VII of this Agreement not to be true and correct in accordance with the terms thereof.

Section 8.03 Merger Sub Approval. Promptly following the execution of this Agreement, ParentCo shall approve and adopt this Agreement, including the transactions contemplated hereunder, by special resolution as the sole holder of common shares of Merger Sub.

Section 8.04 Access to Information. From the date hereof until the Closing, Transferors shall, and shall cause the Companies to, (a) afford MedMen and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Companies; (b) furnish MedMen and its Representatives with such financial, operating and other data and information related to the Companies as MedMen or any of its Representatives may reasonably request; and (c) instruct the Representatives of Transferors and the Companies to cooperate with MedMen in its investigation of the Companies; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company and in such a manner as to not materially interfere with the normal business operations of the relevant Company. Notwithstanding anything to the contrary herein, environmental sampling may be conducted only on terms and conditions to be agreed upon in writing by MedMen and the Company and MedMen agrees that any findings shall be confidential and shall not be disclosed to third parties, other than as may be reasonably required to comply with applicable Law or requirements of any regulatory body in which the Parties participate, including any relevant stock exchange, prior to Closing. No investigation by MedMen or other information received by MedMen shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Transferors in this Agreement.

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Section 8.05 No Solicitation of Other Bids.

(a) Transferors shall not, and shall not authorize or permit any of their Affiliates (including the Companies) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Transferors shall immediately cease and cause to be terminated, and shall cause their Affiliates (including the Companies) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than ParentCo or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Companies; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Companies; (iii) the sale, lease, exchange or other disposition of any significant portion of the Companies’ properties or assets; or (iv) any other transaction which would prevent the Transaction.

(b) Transferors agree that the rights and remedies for noncompliance with this Section 8.05 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to MedMen and that money damages would not provide an adequate remedy to MedMen.

Section 8.06 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company and the Transferors, severally and not jointly, shall promptly notify MedMen in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or Transferors, as the case may be, hereunder not being materially true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction;

(iii) any notice or other communication from any Governmental Authority in connection with the Transaction; and

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(iv) any Actions commenced or, to Transferors’ Knowledge, threatened against, relating to or involving or otherwise affecting the Companies that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.17 or that relates to the consummation of the Transaction.

(b) MedMen’s receipt of information pursuant to this 8.06 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Transferors in this Agreement and shall not be deemed to amend or supplement the Company or Transferors Disclosure Schedules.

Section 8.07 Resignations. The Company shall deliver to MedMen and ParentCo written resignations, effective as of the Closing Date, of the managers and directors of the Companies, except for those managers or directors who are required to remain in their roles to effectuate the Transfer of Business Permits as provided for in Section 8.20, prior to the Closing.

Section 8.08 Termination of Related Party Agreements. The Company shall cause all contracts set forth on Section 8.08 of the Company Disclosure Schedules to be settled or terminated prior to the Closing.

Section 8.09 Lock-Up Arrangements. Each of the Transferors, other than IL Medtech, agrees to enter into a Lock-Up Agreement in form to be mutually agreed to by the Parties on the Closing Date, pursuant to which it agrees that until the date that is six months after the Closing Date, it shall not, directly or indirectly, sell, transfer, distribute, pledge, hypothecate or otherwise dispose of any Exchange Shares acquired pursuant to Unit Exchange, without the prior written consent of ParentCo. IL Medtech agrees to enter into a Lock-Up Agreement in form to be mutually agreed to by the Parties on the Closing Date, pursuant to which it agrees that until the date that is one year after the Closing Date, it shall not, directly or indirectly, sell, transfer, distribute, pledge, hypothecate or otherwise dispose of any Exchange Shares acquired pursuant to Unit Exchange, without the prior written consent of ParentCo. This Section 8.09 shall not apply to any Exempt Shares.

Section 8.10 Confidentiality. From and after the Closing, Transferors shall, and shall cause their respective Affiliates to, hold, and shall use its commercially reasonable efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Companies, except to the extent that Transferors can show that such information (a) is generally available to and known by the public through no fault of Transferors or any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Transferors or any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.

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Section 8.11 Governmental Approvals and Consents.

(a) Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such Party or any of its Affiliates; (ii) use its commercial best efforts to ensure the valid transfer (or authorization to change ownership) of all Permits from the Companies to ParentCo or a direct or indirect subsidiary of ParentCo as of the Closing such that MedMen and its Affiliates would not suffer any interruption in the operation of the Business as currently conducted after the Closing; and (iii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement, the transactions contemplated hereby, including the Plan of Arrangement, and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Transferors, the Company and MedMen shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.05 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, Transferors shall take and shall cause the Company to take, and MedMen shall take, all reasonable action necessary to file as soon as practicable, but in no event later than January 21, 2019 following the date hereof, notifications under the HSR Act and any other applicable Law governing antitrust or competition matters, including, without limitation, any foreign antitrust Laws, and respond as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters related to the Transaction and use its commercially reasonable efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 8.11 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act (the “HSR Approval”); provided that and notwithstanding the foregoing, nothing in this Agreement will require MedMen or any of its Affiliates to take or refrain from taking any action that would (A) restrict, prohibit or limit the ownership or operation by MedMen or its Affiliates of all or any material portion of the business or assets of the Companies or compel MedMen of its Affiliates to dispose of or hold separately all or any material portion of the business or assets of MedMen and its Affiliates taken as a whole, or impose any material limitation, restriction or prohibition on the ability of MedMen and its Affiliates taken as a whole to conduct its business or own such assets, (B) restrict, prohibit or limit the ownership or operation by any of the Companies of all or any material portion of the business or assets of any of the Companies or compel any of the Companies to dispose of or hold separately all or any material portion of the business or assets of the Company taken as a whole, or impose any material limitation, restriction or prohibition on the ability of the Company taken as a whole to conduct its business or own such assets or (C) impose material limitations on the ability of MedMen to consummate the transactions contemplated hereby. No Party shall voluntarily extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity to delay or not to consummate the Arrangement or any of the other transactions contemplated by this Agreement except with the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party’s obligation to do all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transaction).

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(d) To the extent that the New York State Department of Health (the “NY DOH”) or any other New York Governmental Authority notifies the Parties (the “NY DOH Notice”) that the Parties are required to divest or otherwise transfer one of the New York cannabis permits (a "NY Permit") in order for the Closing to occur, the Parties agree that they shall use commercially reasonable best efforts to sell a NY Permit pursuant to the following conditions: (a) for the first six months after receipt of the NY DOH Notice, MedMen’s CEO, Adam Bierman, shall direct the sale of the NY Permit and such sale shall be subject to the consent of Mr. Bierman in his sole discretion, as well as subject to any approval rights that IIP‐NY 1 LLC or IIP‐MA 1 LLC may be entitled to under the leases listed on Section 4.10(b) of the Company Disclosure Schedules in the event that the sale of the NY Permit is a sale of the Company’s NY Permit, (b) if a binding agreement to sell a NY permit has not been executed in such initial six month period, then the Parties shall use commercially reasonable best efforts to sell a NY Permit as expeditiously as possible in furtherance of the Closing. Upon the divestiture of a NY Permit as contemplated in the preceding sentences, such divestiture shall not reduce the Total Consideration, provided, however, that MedMen and/or ParentCo shall receive any proceeds from such divesture; and provided further that if there are any taxes imposed on Unitholders as a result of such divestiture, such taxes shall be paid out of the proceeds of such divestiture and the Total Consideration shall be reduced by the amount of such taxes paid based on the Per Share Value. For the avoidance of doubt, the Closing shall not occur until the NY Permits are either sold to a third party pursuant to this Section 8.11(d) or transferred to MedMen as part of the transfer of the Key Licenses.

Section 8.12 CSE Listing of ParentCo. ParentCo shall cause the ParentCo Class B Subordinate Voting Shares to be conditionally approved for listing on the CSE, subject to completion of the Transaction, prior to the Closing Date. The Company and its counsel shall have the right to review and comment on any content in the CSE listing statement to be submitted to the CSE related to the Company or the Unit Exchange before such filings are submitted to the CSE.

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Section 8.13 Transferors’ Representative.

(a) All of the Transferors agree that IL Medtech is hereby designated as “Transferors’ Representative” to represent each of the Transferors for purposes of this Agreement, including prior to the Closing for the purposes set forth herein. All of the Transferors agree that IL Medtech may appoint a successor Transferors’ Representative at any time, and that any such successor Transferors’ Representative shall have all of the rights and obligations pertaining to the Transferors’ Representative as set forth in this Agreement. The Transferors’ Representative shall have the following powers and duties: (i) to take such lawful actions and to incur such costs and expenses as the Transferors’ Representative, in its sole discretion, deems necessary or advisable to safeguard the interests of the Transferors in the Escrow Shares; (ii) to compromise, modify, settle, waive, relinquish, exchange, liquidate or otherwise resolve the rights of the Transferors in and to any amounts that are or may be payable after the Closing by ParentCo hereunder, which compromise, modification, settlement, waiver, relinquishment, exchange, liquidation or resolution may include payment to the Transferors of cash, property or any combination thereof; (iii) to employ accountants, investment banks, appraisers, and other experts, attorneys and such other agents as the Transferors’ Representative may deem advisable; (iv) to incur fees, costs and expenses relating to the performance and implementation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including costs and expenses relating to third-party paying agents, wire expenses and other costs and expenses relating to the payment of any amounts due hereunder); (v) to maintain a register of the Transferors; (vi) to receive and distribute to the Transferors the consideration payable hereunder and/or under the Escrow Agreement, including payments from the Escrow Account and any earnings and proceeds thereon, and holdback therefrom any amounts necessary or appropriate in the judgment of the Transferors’ Representative; (vii) execute, deliver and perform under the Transaction Documents; (viii) subject to Section 13.10, execute and deliver any or perform under any amendment or waiver to this Agreement and the Transaction Documents; (ix) take all actions reasonably necessary to effectuate the change of ownership, divestment, separation out and/or transfer (and any subsequent ownership administration) of the Cannabis Permits as contemplated under this Agreement and (x) to take all lawful actions which the Transferors’ Representative deems necessary or advisable in order to carry out the foregoing. The Transferors’ Representative shall serve without compensation. The Transferors’ Representative shall not be liable to the Transferors for the performance of any act or failure to act so long as it acted (or failed to act) in good faith within what it reasonably believed to be the scope of its authority and for a purpose which it reasonably believed to be in the best interests of the Transferors.

(b) The appointment of the Transferors’ Representative shall be deemed coupled with an interest and is hereby irrevocable. The provisions of this Section 8.13 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest, are given primarily for a business or commercial purpose, shall survive the death, disability, incapacity, bankruptcy, dissolution or liquidation of each Transferor, and are granted by each of the Transferors to the Transferors’ Representative, and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each such Transferor.

(c) The Transferors’ Representative shall act for the Transferors on all of the matters set forth in this Agreement and the Transaction Documents in the manner the Transferors’ Representative believes in good faith to be in the best interest of the Transferors and consistent with its obligations under this Agreement. The Transferors’ Representative shall not be responsible to the Transferors for any damages they may suffer by reason of the performance by the Transferors’ Representative of the powers, authority and duties of the Transferors’ Representative under this Agreement, other than loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Transferors’ Representative.

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(d) Each Transferor agrees to indemnify and hold harmless the Transferors’ Representative from, and promptly reimburse the Transferors’ Representative for, any loss, damage, fees, costs or expenses arising from the performance of the powers, authority and duties of the Transferors’ Representative hereunder, including the reasonable cost of any legal counsel or accountants retained by the Transferors’ Representative on behalf of the Transferors or otherwise, but excluding any loss or damage arising from a willful and knowing violation of the Law or this Agreement by the Transferors’ Representative.

(e) All actions, decisions and instructions of the Transferors’ Representative taken, made or given pursuant to the power or authority granted to the Transferors’ Representative pursuant to this Section 8.13 shall be conclusive and binding upon each Transferor, and no Transferor shall have the right to object to, dissent from, protest or otherwise contest the same. ParentCo and MedMen shall be entitled to rely solely on the Transferors’ Representative with respect to any action or decision required to be made, taken, agreed to or consented to by the Transferors under this Agreement or the Transaction Documents. Any action or decision taken or made by ParentCo or MedMen under this Agreement or the Transaction Documents with the consent or agreement of, or at the request of, the Transferors’ Representative shall be deemed approved, consented to, conclusive and binding on all Transferors, regardless of whether any such Transferor was provided with notice of any such action or decision

Section 8.14 Releases by Majority Members.  The Company undertakes to obtain from each of the Majority Members a release of each of the Company, MedMen, ParentCo and Merger sub, and their respective Affiliates and other related persons for claims arising prior to the Closing Date, the form of such release which shall be provided to MedMen for prior approval, such approval not to be unreasonably withheld.

Section 8.15 Directors & Officers Insurance; Indemnification. Prior to the Closing, and pursuant to the Interim Spending Plan, the Company shall obtain an irrevocable “tail” insurance policy naming the officers and directors of the Company as direct beneficiaries (the “D&O Indemnified Persons”) with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date (the “D&O Tail Policy”). The Company shall, and ParentCo shall use its reasonable best efforts to cause the Company to, maintain the D&O Tail Policy in effect for six (6) years from the Closing Date. The provisions of this Section 8.15 are (i) intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 8.16 Closing Conditions. From the date hereof until the Closing, each Party hereto shall, and Transferors shall cause the Companies to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article X hereof.

Section 8.17 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), Transferors and its Affiliates shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of MedMen. MedMen will provide the Company the opportunity to review and comment on the initial public announcement regarding this Agreement and the Transaction.

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Section 8.18 Employees.

(a) After the Closing, MedMen shall maintain each of the Companies’ Employee Benefit Plans through their expiry at year-end 2019.

(b) MedMen agrees that each employee of the Companies who remains employed by any of the Companies, MedMen or ParentCo after Closing (a “Continuing Employee”) shall, as of the Closing Date (or the applicable termination of such employee’s Company Employee Benefit Plan), receive full credit for service with the Company prior to the Closing Date for purposes of determining eligibility to participate, vesting and benefit accrual under the employee benefit plans, programs and policies (including paid-time off) of MedMen or ParentCo in which such Continuing Employee becomes a participant (excluding any service for accrual of benefits under any defined benefit pension plan); provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. With respect to each health or welfare benefit plan maintained by MedMen or ParentCo for the benefit of the Continuing Employees (including medical, dental, pharmaceutical or vision benefit plans), MedMen shall (x) cause to be waived any eligibility waiting periods, any evidence of insurability requirements or required physical examinations, actively-at-work requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of the Company immediately prior to the Closing Date; and (y) cause each Continuing Employee to be given credit under such plan for all amounts paid (or otherwise deemed paid) by such Continuing Employee under any similar employee benefit plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by the Company, as applicable, for the plan year in which the Closing Date occurs; provided, however, that MedMen and ParentCo’s obligations under this clause (y) shall be subject to its receipt of all necessary information, from either the Company or such Continuing Employee, related to such amounts paid by such Continuing Employee. The requirements set forth in this subsection shall apply regardless of when a Continuing Employee becomes a participant in a MedMen employee benefit plan or program.

(c) ParentCo shall establish a compensation pool in the total amount of up to Four Million Dollars ($4,000,000.00) (the “Employee Pool”) for certain employees of the Companies in order to ensure a post-Closing transition period in furtherance of maximizing transaction value for the parties. Such Employee Pool shall not be paid out immediately and shall only be paid in the course of compensating certain key employees of the Companies over a 18 month period following the Closing Date (the “Retention Period”). During the ninety (90) day period following execution of this Agreement, MedMen and Company shall mutually determine such key employees and offer compensation packages to such employees, and such allocations shall be in addition to such employees’ salaries and other compensation, to entice such employees to remain through the Retention Period. Each employee who remains employed during the Retention Period will be entitled to all compensation provided for in the respective offer made to such employee. For avoidance of doubt, any severance payments listed on Section 4.08(q) of the Company Disclosure Schedules shall be paid from the Employee Pool.

Section 8.19 Board Seats. MedMen shall take all actions necessary to increase the number of directors on its board of directors from nine (9) to eleven (11) effective as of the Closing. Additionally, for a period of three (3) years after the Closing, two (2) individuals shall be designated by Stephen Schuler as members of ParentCo’s board of directors on the same terms and conditions generally provided to the other board of directors of MedMen who are not officers of consultants of MedMen or its subsidiaries.

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Section 8.20 Transfer of Business Permits.

(a) As soon as practicable after the date of this Agreement, the Company and MedMen shall use commercially reasonable efforts to obtain approval, consent or written confirmation of non- objection to the transfer to MedMen (or authorization of change in ownership or change of control) of any Cannabis Permit held by the Companies set forth on Schedule II (each, a “Transfer”). In the event that a Governmental Authority prohibits and/or delays the Transfer of any of the Cannabis Permits which are not Key Licenses (the “Non-Key Licenses”) and the Closing is otherwise able to occur due to the approval, consent or non-objection to the Transfer of the Key Licenses, the Company and MedMen agree to use reasonable best efforts to work together to Transfer, divest or separate out the Non-Key Licenses into separate entities and to maintain the same ownership and control structure to the extent required by applicable state regulatory authorities.

(b) Thereafter, ParentCo and MedMen, together with the Transferors’ Representative on behalf of each entity holding a Non-Key License, shall continue to use reasonable best efforts to Transfer, divest or separate out any remaining Non-Key Licenses to ParentCo within 24 months of the date hereof (the “Post Close Transfer Period”). During the Post-Close Transfer Period, ParentCo, MedMen or an affiliate shall enter into a Management Agreement with the entity holding such Non-Key License (or an entity affiliated with the Non-Key License holding entity) pursuant to Section 8.21 below.

(c) In the event that any Non-Key Licenses have not received approvals, consents or non- objections necessary for Transfer prior to the Closing Date, then shares equal in amount to the “Allocation Percentage” (as set forth on Schedule III) listed for each such Non-Key License, multiplied by the Total Consideration otherwise transferable to the Company at the Closing in respect of the Non-Key Licenses that are transferred, divested or separated out pursuant to this Section 8.20 (all such shares, the “Non-Key License Holdback Shares”), shall be held back by ParentCo, to be delivered as set forth in this Section 8.19. Non-Key License Holdback Shares equal in amount to the Allocation Percentage listed for such Non-Key Licenses shall be released to Transferors by ParentCo within 15 Business Days of the date that the approval, consent or non-objection for Transfer of such Non-Key License was received.

(d) If any of the other Non-Key Licenses have not been subject to a Transfer after 24 months from the date hereof, and unless otherwise agreed to by ParentCo and Transferors’ Representative, ParentCo and the Transferors’ Representative shall use their commercially reasonable efforts to sell such other Non-Key Licenses to a third party and the proceeds thereof shall be retained by or distributed to ParentCo. If the gross pre-tax proceeds from the sale of any of the Non-Key Licenses is below the Allocated Value set forth on Schedule III, then such number of Non-Key License Holdback Shares as shall be determined as set forth on such Schedule III, shall be subject to a clawback in favor of ParentCo (the “Clawback”), and thereafter Transferors shall have no further entitlement thereto, provided, however, that if any Non-Key license is sold for more than the Allocated Value, such amount shall offset the amount of any previous or future clawback of the shares related to a Non-Key License. For the avoidance of doubt, any Cannabis Permit that is obtained by the Company after the date of the Binding LOI shall not be subject to the foregoing clawback and any failure to Transfer such Cannabis Permit shall not reduce the Total Consideration.

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(e) Notwithstanding anything herein to the contrary, none of the Companies shall be obligated to take any actions that it in good faith believes would cause any Cannabis Permits held by any of the Companies to be suspended or revoked.

(f) Notwithstanding anything herein to the contrary, in the event that the Company and MedMen agree to cause a Transferors’ Representative to sell such other Non-Key Licenses to a third party, prior to the date that is 24 months after the date of this Agreement, then the proceeds thereof shall be distributed to or retained by ParentCo and ParentCo shall release Non-Key License Holdback Shares pursuant to 8.20(c) within 15 Business Days.

Section 8.21 Management Agreements.

(a) To the extent necessary, in the event of any transfer, divestment or separating out of any Non-Key Licenses or any of the Companies holding a Non-Key License as contemplated by Section 8.20(a) above, the Companies agree to cooperate and use reasonable efforts to cause the relevant entity to enter into a Management Agreement with an Affiliate of MedMen in a form of agreement to be agreed to by the parties whereby the MedMen Affiliate agrees to fully support the post-Closing financial and operation needs of such entity (and commit to any state regulator mandated operational timetables) in the form of a loan to such entity (the “Post Closing Loan”) until such time as the entity may be transferred, divested or separated out. Pursuant to the Management Agreements, the Post Closing Loan shall be subject to the reasonable inspection of the Transferor’s Representative. The Company and MedMen shall use reasonable best efforts to obtain applicable state regulatory approvals to the extent required for each necessary Management Agreement, and each Management Agreement shall comply with applicable state law in the relevant jurisdictions and the obligations of the Companies shall be limited to those otherwise required to manage and operate the Business in accordance with the Cannabis Permits of the Companies in the states in which they operate. In the event a Non-Key License is Transferred to MedMen during the Post Close Transfer Period, or the Parties mutually agree to divest a Non-Key License to a third party during the Post Close Transfer Period, the Post Closing Loan shall be forgiven and the full amount of the Non-Key License Holdback Shares attributed to such Non-Key License shall be released to the Transferors. If a Non-Key License is transferred to a third party or eventually transferred to MedMen, in each case after the Post Close Transfer Period, or any Governmental Authority requires the divestiture of such Non-Key License at any time after the Closing, to the extent the Post Closing Loan for such Non-Key License represents a direct cash expenditure or investment from MedMen’s consolidated balance sheet, such amount of the Post Closing Loan shall result in a Clawback if the gross pre-tax proceeds from such transfer after deducting the amount of such Post Closing Loan is below the Allocated Value of such Non-Key License; and after such Clawback, the Post Closing Loan shall considered paid in full.

(b) Notwithstanding the foregoing, if during the period during the Post Close Transfer Period any Non-Key License is revoked or otherwise terminated due to any material breach of a Management Agreement by MedMen or any of its affiliates, ParentCo shall release the respective Non- Key License Holdback Shares to the Transferors and Transferors’ Representative in its sole discretion may elect to sell such Non-Key License in a manner pursuant to Section 8.20(c) above.

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(c) MedMen shall not take any action or require any action from the Company pursuant to its operation and management of the Business under Section 8.01(d) which would cause the Company and MedMen to be consolidated under IFRS, and MedMen agrees that it shall not engage in integration of the applicable business of the Companies prior to Closing, except as otherwise contemplated by Section 8.01(d), and subject to local or state authorization or HSR Approval. The Company retains the right to take all action as it deems necessary or appropriate, in its discretion, prior to Closing, to comply with any state, local or other licenses and to engage in any divestiture of licenses or locations that may be necessary in connection with the transactions contemplated by this Agreement.

Section 8.22 Broker Shares. Within 5 Business Days of the Closing, ParentCo shall deliver on behalf of the Companies 1,512,663 ParentCo shares to Marquis Partners (the “Broker Shares”) free and clear of any encumbrances. For avoidance of doubt, the parties agree that the Broker Shares are not part of the Exchange Shares and shall not be subject to any Lock-Up Agreement. Notwithstanding anything else in this Agreement, Marquis Partners shall not be considered to be a third-party beneficiary of any provisions of this Agreement and neither ParentCo nor MedMen shall have any obligation to Marquis Partners.

Section 8.23 Drag-Along Disclosures. Notwithstanding anything in this Agreement or any other agreement between the Company and MedMen, MedMen agrees that Transferors, the Company, and/or any of their representatives may disclose any information or documents related to this Agreement where such disclosure is reasonably necessary to in order for the Company to enforce the Drag-Along provisions contained in its Operating Agreement.

Section 8.24 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 8.25 Non-Solicitation. Prior to Closing, MedMen shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of Companies or encourage any such employee to leave such employment or hire any such employee who has left such employment.

ARTICLE IX

TAX MATTERS

Section 9.01 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne 50% by the Transferors and 50% by MedMen. The Transferors and MedMen agree to cooperate in the execution and delivery of all instruments and certificates necessary to enable compliance with the payment of such Taxes.

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Section 9.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company or its Subsidiaries shall be terminated as of the Closing Date. After such date neither the Companies, Transferors nor any of Transferors’ Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 9.03 Tax Indemnification. Transferors shall indemnify the Companies, ParentCo, MedMen, and each MedMen Affiliate and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article IX; (c) all Taxes of the Companies or relating to the Business for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (or any predecessor of any Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Companies arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Transferors shall reimburse ParentCo for any Taxes of the Companies that are the responsibility of Transferors pursuant to this Section 9.03 within ten Business Days after payment of such Taxes by ParentCo or the Companies.

Section 9.04 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article IX shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 9.05 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this Article IX shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days.

Section 9.06 Overlap. To the extent that any obligation or responsibility pursuant to Article X may overlap with an obligation or responsibility pursuant to this Article IX the provisions of this Article IX shall govern.

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Section 9.07 Tax Returns.

(a) Preparation of Tax Returns. The Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns of the Company and its Subsidiaries that are required to be filed on or before the Closing Date and pay all Taxes due with such Tax Returns. All such Tax Returns shall be prepared in accordance with the most recent past practice of the Company and its Subsidiaries (except as otherwise required by Law). ParentCo shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all income Tax Returns of the Company and its Subsidiaries that are required to be filed after the Closing Date, subject to review and approval by the Transferors’ Representative, such approval not to be unreasonably withheld. All such Tax Returns with respect to a Pre-Closing Tax Period or Straddle Period that are to be prepared and filed by ParentCo pursuant to this Section 9.07(a) shall be (i) prepared and timely filed in a manner consistent with the most recent past practice of the Company and its Subsidiaries and Section 9.07(c) (except as otherwise required by applicable Law) and (ii) delivered to the Representative for the Representative’s review no later than 30 Business Days before the filing date thereof. If Representative agrees with the Tax Returns, then ParentCo shall file or cause to be filed such Tax Returns. If, within twenty (20) days after the receipt of the Tax Returns, Representative notifies ParentCo that it disputes the manner of preparation of the Tax Returns, then ParentCo and the Representative shall attempt to resolve their disagreement within five days following the notification of such disagreement. If ParentCo and the Representative are not able to resolve their disagreement, then the dispute shall be submitted to an accountant mutually agreed to by the Parties (the “Settlement Accountants”) as an expert and not an arbitrator, for resolution on at least a more-likely-than-not basis. ParentCo and the Representative shall use their reasonable efforts to cause the Settlement Accountants to resolve the disagreement within 30 days after the date on which they are engaged or as soon as possible thereafter. The determination of the Settlement Accountant shall be final and binding on the parties. If the Settlement Accountants are unable to resolve any such dispute prior to the due date (with applicable extensions) for any such Tax Return, such Tax Return shall be filed as prepared by ParentCo subject to amendment, if necessary, to reflect the resolution of the dispute by the Settlement Accountants. The cost of the services of the Settlement Accountant shall be borne by the party whose calculation of the matter in disagreement differs the most from the calculation as finally determined by the Settlement Accountant. The Representative (on behalf of the Equity holders) shall pay to ParentCo the amount of Taxes due with respect to such Tax Returns prepared by ParentCo in each case not less than five days prior the date on which the applicable Tax Return is due. For the avoidance of doubt, this Section 9.07(a) shall not apply to: (i) any Company partnership income Tax Returns; or (ii) any other Tax Returns of the Company to the extent that: (A) the Company is treated as a pass-through entity for purposes of such Tax Return; and (B) the results of operations reflected on such Tax Returns are also reflected on the Tax Returns of Transferors, which Tax Returns shall, in each case, be prepared by Representative. Such tax returns shall be prepared in accordance with the most recent past practice of the Company (except as otherwise required by Law).

(b) Intended Tax Treatment. The Unit Exchange and the Arrangement are intended to qualify as an integrated exchange governed by the provisions of Section 351 of the Code and the Arrangement is intended to qualify as a reorganization governed by Section 368(a)(2)(E) of the Code (the “Intended Tax Treatment”). The parties hereto agree that for United States federal and applicable state and local income tax purposes, the Arrangement, together with the Unit Exchange, will be consistently treated by the Parties hereto with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code that such treatment is not correct.

(c) Straddle Periods.

(i) For purposes of preparing any income Tax Return of a Company or any Subsidiary, in the case of any Straddle Period, items of income, gain, loss and deduction shall be apportioned between the Pre-Closing Tax Period and the remaining portion of such Tax year or period on the basis of a closing of the books as of the end of the Closing; provided, however, that in the case of a Tax not based on income, receipts, proceeds, profits or similar items, Straddle Period Taxes shall be equal to the amount of Tax for the Tax period multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the Tax period through the Closing Date and the denominator of which shall be the number of days in the Tax period. ParentCo and the Representative agree that for purposes of Section 706(d) of the Code, each of the Company and the Subsidiaries that are treated as partnerships for federal income tax purposes shall use the “closing of the books” method to allocation income, gain, deduction and loss for Tax year in which the Closing takes place.

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(ii) ParentCo and the Company acknowledge that for U.S. federal and where applicable, state and local income Tax purposes, the Tax year of the Company and the Subsidiaries shall terminate on the Closing Date.

(d) Tax Contests. If any Governmental Entity issues to the Company or any of its Subsidiaries a notice of deficiency, or of its intent to audit or conduct another proceeding with respect to a Tax Return or Taxes of the Company or any of its Subsidiaries, for any Pre-Closing Tax Period or Straddle Period that could adversely affect the Tax liability or any Tax position of any of the direct or indirect equity owners of the Company for any taxable period, then ParentCo shall notify the Representative, or the Representative shall notify ParentCo, as the case may be, of its receipt of such communication from the Governmental Entity within 10 days of receipt and provide the other party with copies of all correspondence and other documents received from the Governmental Entity. The Representative shall control any audit or other proceeding with respect to income Taxes or income Tax Returns of the Company or its Flow-Through Entities for any Pre-Closing Tax Period; provided that ParentCo shall be entitled to participate in the conduct of any such audit or other proceeding at its expense and the Representative shall not settle or compromise any such audit or other proceeding without the prior written consent of ParentCo, such consent not to be unreasonably withheld or delayed. ParentCo shall control any audit or other proceeding in respect of any income Taxes or income Tax Returns of the Company or its Flow-Through Entities for any Straddle Period; provided that the Representative, at its expense, shall have the right to participate in any such audit or other proceeding and ParentCo shall not, and shall not allow the Group Companies to, settle, resolve, or abandon any such audit or other proceeding without the prior written consent of the Representative, such consent not to be unreasonably withheld or delayed. In the event of an audit or deficiency for a tax year commencing after December 31, 2017 with respect to the Company, the Partnership Representative of the Company shall make a timely election pursuant to Code Section 6221(b) of the Code, and if not applicable, a timely election under Section 6226(a) of the Code.

(e) Cooperation. Each of ParentCo and the Transferors shall reasonably cooperate with the other party in connection with the filing of any Tax Return, in any audit, litigation or other proceeding with respect to Taxes, and in allowing the Representative to review Tax Returns of the Companies for any Pre-Closing Tax Period or Straddle Period prepared by ParentCo pursuant to Section 9.07). Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder; provided, however, that ParentCo and its affiliates shall not be required to provide records and information or additional information or explanation that are protected by the attorney-client, work product or similar protection or privilege. ParentCo agrees to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Transferors, any extensions thereof) of the respective taxable periods.

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(f) Amendments. After the Closing, except as required by Law, each of ParentCo, its Affiliates and the Company shall not amend, modify, or otherwise change any Tax Return of the Company or its Subsidiaries relating to any taxable period ending on or prior to the Closing Date without the prior written consent of Transferor Representative, which consent shall not be unreasonably withheld, conditioned or delayed. After the Closing, ParentCo, its Affiliates or the Company shall consult in good faith with the Transferor Representative prior to amending, modifying, or otherwise changing any Tax Return of the Company or its Subsidiaries with respect to the Straddle Period, and shall consider in good faith any reasonable comments of the Transferor Representative with respect to such amendment, modification or change

ARTICLE X

CONDITIONS TO CLOSING

Section 10.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) Subject to the last paragraph of this Section 10.01, all consents or approvals from Governmental Authorities shall have been received for the transfer of the Company’s Business to ParentCo. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) No Action shall have been commenced against ParentCo, MedMen, Transferors or the Companies, which if successful, would prevent the Transaction.

(c) The Interim Order and the Final Order shall have each been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to any of ParentCo, MedMen or the Companies, on appeal or otherwise.

(d) The MedMen Arrangement Resolution shall have been passed by the MedMen Shareholders at the MedMen Meeting in accordance with the Interim Order.

(e) The ParentCo Shareholder Approval and the approval of Merger Sub pursuant to Section 8.03 shall have been obtained.

(f) The Notice of Articles and Articles of ParentCo shall provide for an authorized capital structure that is identical to that of MedMen.

(g) The shareholder of ParentCo shall have elected the MedMen Nominees and the Company Nominees to the board of directors of ParentCo.

(h) There shall be no resale restrictions on the ParentCo Shares issued in connection with the Exchange or the Arrangement under Canadian Securities Laws, except in respect of those holders as are subject to restrictions on resale as a result of being a “control person” under Canadian Securities Laws and the ParentCo Shares shall be freely tradable on the CSE.

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(i) The distribution of the ParentCo Shares to the holders of MedMen Shares in connection with the Arrangement shall be exempt from the prospectus requirements of Canadian Securities Laws and shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof.

(j) The ParentCo Class B Subordinate Voting Shares shall have been conditionally approved for listing, subject to issuance, on the CSE.

(k) MedMen, ParentCo and the Company shall have mutually agreed to the Interim Spending Plan.

(l) The HSR waiting period (and any extensions thereof) shall have expired or been terminated.

(m) Management Agreements have been entered into for all Companies that hold Non-Key Licenses.

(n) The Non-Key License Holdback Shares relating to Non-Key Licenses required to be transferred, divested, or separated out pursuant to Section 8.20 shall be not more than 30% of the Total Consideration.

(o) ParentCo shall have delivered the Closing Share Schedule to the Company.

Notwithstanding the foregoing, in the event that all approvals and/or consents from state and local Governmental Authorities have been received on or before the Closing Date for the Key Licenses, the Parties may mutually agree to deem Section 10.01(a) satisfied and proceed with Closing, provided, however, that in no event shall the Closing occur later than 45 days after receipt by the Company and ParentCo of approval to Transfer each of the Key Licenses and in no event shall the Allocation Percentage of the Total Consideration to be delivered to the Company’s Unitholders at Closing be less than 70% of the Total Consideration. In the event of a sale of the NY Permits in the manner provided for in Section 8.11(d) hereof, such sale shall be deemed to be transferred and received by MedMen and ParentCo for purposes of this Article X.

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Section 10.02 Conditions to Obligations of MedMen, ParentCo and Merger Sub. The obligations of MedMen, ParentCo and Merger Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Closing, of each of the following conditions:

(a) Each of the representations and warranties of (A) the Company contained in Sections 4.01, 4.02, 4.04, 4.07, 4.16, 4.17, 4.19, and 4.23 (B) the Transferors contained in Section 5.01, 5.02, 5.05, 5.06 and 5.09 (collectively, the “Company Specified Representations”) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date). The representations and warranties of the Company contained in Section 4.03 (Capitalization) and Section 4.17(b) (Cannabis Permits) shall be true and correct as of the Closing Date as though made on the Closing Date. Each of the representations and warranties of the Company and the Transferors contained in this Agreement (other than the Company Specified Representations, and the representations and warranties of the Company contained in Section 4.03 (Capitalization) and Section 4.17(b) (Cannabis Permits)) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect on the Company or its Subsidiaries, as a whole.

(b) Transferors (or a representative of the Company on behalf of any Transferor) and the Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it or them prior to or on the Closing Date.

(c) All approvals, consents and waivers that are listed on Section 4.05 of the Company Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to ParentCo and MedMen at or prior to the Closing.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) ParentCo and MedMen shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 10.02(a) and Section 10.02(b) have been satisfied.

(f) ParentCo and MedMen shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all requisite resolutions adopted by the Board of Managers and members of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(g) ParentCo and MedMen shall have received resignations of the directors and managers of the Companies pursuant to Section 8.07.

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(h) The Companies and the Business shall be in good standing with any state and local government, their political subdivisions and governmental agencies governing the Companies and the Business.

(i) Each of the Transferors (or a representative of the Company on behalf of any Transferor), except for the Transferors who own Exempt Shares, shall each have executed and delivered the Lock-Up Agreements, and IL Medtech shall have executed and delivered the IL Medtech Lock-Up Agreement.

(j) The Company shall have paid off all indebtedness of the Companies or otherwise affecting the Business or any assets of the Business existing immediately prior to the Closing (other than any amount outstanding under the Line of Credit, any equipment lease financing, capital leases, any indebtedness which is convertible into equity of the Company and which will be converted at the Closing, or any liabilities incurred in the ordinary course of business), and the Company shall have provided payoff letters and evidence of the release of all Encumbrances on all assets of the Companies, or otherwise elected to offset such indebtedness against the number of Exchange Shares to be received at Closing, calculated at the Per Share Value.

(k) The respective landlord for each of the Leases shall have, to the extent reasonably required by such Lease or any other agreement or Law, consented to the transactions contemplated by this Agreement so as to permit ParentCo or its designated Affiliate to assume all of the Leases without additional consideration or conditions.

(l) Transferors (or a representative of the Company on behalf of any Transferor) shall have delivered, or caused to be delivered, to certificates evidencing transfer of the Units, free and clear of Encumbrances, duly endorsed in blank or accompanied by membership powers or other instruments of transfer duly executed in blank.

(m) All Equity Instruments shall have been paid off, extinguished or otherwise cancelled with no further affect or obligation to any Person, except as disclosed on any Disclosure Schedule hereto.

(n) The Company shall have delivered all Permits, and all consents and approvals from Governmental Authorities required to transfer the Business to ParentCo, and such Permits and consents shall be in full force and effect and shall permit ParentCo or its designee to operate the Business on the Closing Date without any interruption to the Business as conducted prior to the Closing Date.

(o) MedMen and ParentCo shall have made such amendments to the MedMen Structure Documents as are considered necessary in order to preserve and retain the capital and tax structure of MedMen and its subsidiaries immediately prior to the Effective Time of the Arrangement, and shall be satisfied that such amendments do not adversely impact such structure’s benefits to the MedMen Shareholders or to MedMen and its Subsidiaries.

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(p) The Majority Members shall have delivered to ParentCo, MedMen and MergerSub the releases described in Section 8.14.

(q) The Company shall have delivered to ParentCo and MedMen such other documents or instruments as ParentCo and MedMen reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(r) The Company shall have delivered to ParentCo and MedMen an IRS Form W-9 or a certificate, reasonably acceptable to ParentCo, conforming to the requirements of U.S. Treasury Regulations Section 1.1445-11T(d)(2).

(s) Each of the Transferors shall have delivered to ParentCo and MedMen on an IRS Form W-9 or Form W-8BEN, as applicable, reasonably acceptable to ParentCo.

Section 10.03 Conditions to Obligations of Transferors. The obligations of Transferors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Transferors’ or Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Each of the representations and warranties of (A) MedMen contained in Sections 6.01, 6.05, 6.07 , 6.09, 6.10, 6.12 and 6.19 and (B) ParentCo contained in Section 7.01, 7.02 and 7.03 (the “MedMen Specified Representations”) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date. Each of the representations and warranties of ParentCo contained in Section 7.02(a)-(b)shall be true and correct. Each of the representations and warranties of MedMen and ParentCo contained in this Agreement (other than the MedMen Representations, the representations and warranties of ParentCo contained in Section 7.02(a)-(b)) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case, they shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct would not a Material Adverse Effect on ParentCo and its Subsidiaries, as a whole.

(b) ParentCo shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Transferors shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of ParentCo, that each of the conditions set forth in Section 10.03(a) and Section 9.03(b) have been satisfied.

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(d) ParentCo shall have delivered the Exchange Shares to the Transferors in accordance with the Payment Allocation Schedule subject to the Escrow Shares and Non-Key License Holdback Shares.

(e) ParentCo shall have delivered to Transferors such other documents or instruments as Transferors reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(f) MedMen shall provide to the Company written confirmation that all amounts outstanding under the Line of Credit have been extinguished on its books and that, as of the Closing Date, the aggregate amount shall thereafter be characterized as an intercompany obligation and none of the Transferors or their Affiliates shall have any obligation with respect thereto.

(g) The Majority Members shall be satisfied, in their reasonable discretion, that the Arrangement will become effective concurrently with the Closing, substantially on the terms set out in the plan of arrangement attached hereto as Exhibit A.

(h) From the date of this Agreement, there shall not have occurred any Material Adverse Effect on MedMen or ParentCo, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on MedMen or ParentCo.

ARTICLE XI

SURVIVAL & INDEMNIFICATION

Section 11.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.21 which are subject to Article IX) shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified herein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 11.02 Indemnification By Transferors. For a period of twelve (12) months after the Closing and subject to the other terms and conditions of this Article XI, each of the Transferors, severally and not jointly, shall indemnify and defend each of ParentCo and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Transferors contained in this Agreement, the Transaction Documents to which any of the Transferors is a Party, or in any certificate or instrument delivered by or on behalf of Transferors pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Transferors pursuant to this Agreement; or

(c) any claim by any Person that the Payment Allocation Schedule is inaccurate or incomplete.

Section 11.03 Indemnification By ParentCo. For a period of twelve (12) months after the Closing and subject to the other terms and conditions of this Article XI, ParentCo and MedMen, severally and not jointly, shall indemnify and defend each Transferor and their Affiliates and their respective Representatives (collectively, the “Transferor Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Transferor Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of ParentCo and MedMen contained in this Agreement, the Transaction Documents to which ParentCo and/or MedMen is a Party, or in any certificate or instrument delivered by or on behalf of either of them pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by ParentCo or MedMen pursuant to this Agreement.

Section 11.04 Indemnification Procedures. The party making a claim under this Article XI is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article XI is referred to as the “Indemnifying Party”.

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(a) Any indemnification claims by an Indemnified Party pursuant to this Article XI that does not result from a Third-Party Claim (as defined below) shall be asserted by the Indemnified Party giving the Indemnifying Party and Escrow Agent prompt written notice thereof, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b) Third-Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third-Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is harmed by reason of such failure.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third- Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Transferor, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 11.04(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 11.04(c), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Transferors and ParentCo shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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(c) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 11.04(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.04(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Companies (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article IX) shall be governed exclusively by Article IX hereof.

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Section 11.05 Distributions from Escrow Fund. In the event that (a) the Transferors’ Representative shall not have objected to the amount claimed by ParentCo for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (b) the Transferors’ Representative shall have delivered notice of its disagreement as to the amount of any indemnification requested by ParentCo and either (i) the Transferors’ Representative and ParentCo shall have, subsequent to the giving of such notice, mutually agreed in writing that the Transferors are obligated to indemnify ParentCo for a specified amount and shall have so jointly notified the Escrow Agent in writing or (ii) a final, nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by ParentCo for indemnification from the Transferors, and the Escrow Agent shall have received, in the case of clause (i) above, joint written instructions from the Transferors’ Representative and ParentCo or, in the case of clause (ii) above, a copy of the final, nonappealable judgment of the court, the Escrow Agent shall deliver to ParentCo from the Escrow Account such number of Escrow Shares determined to be owed to ParentCo under this Article XI in accordance with the Escrow Agreement. All Escrow Shares remaining in the Escrow Account as of the date that is one (1) year following the Closing Date, other than such number of Escrow Shares which are reasonably required to satisfy any outstanding and unresolved indemnity claims by any Buyer Indemnitee, shall be released to the Transferors’ Representative as set forth in Section 2.02(c) and in accordance with the terms of the Escrow Agreement for the account of the Transferors. MedMen agrees that all Escrow Shares to be released to Transferors pursuant to the Escrow Agreement shall be released to MedMen’s transfer agent, for further distribution to the Transferors.

Section 11.06 Certain Limitations. The indemnification provided for in Section 11.2 or Section 11.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 11.02 or Section 11.03, as the case may be, until the aggregate amount of all Losses in respect of indemnification under the applicable Section exceeds .75% of Total Consideration based on the Per Share Value (the “Basket”). Thereafter the Indemnifying Party shall be responsible for payment for Losses in excess of the Basket.

(b) Indemnification Cap. The maximum amount of all Losses for which a Transferor Indemnifying Party shall be liable to the Buyer Indemnitees pursuant to this Agreement shall be subject to satisfaction solely from release of Escrow Shares. The number of Escrow Shares used to satisfy an indemnification claim made by a Buyer Indemnitee shall be calculated based upon the five-day volume weighted average price of the Class B Subordinate Voting Shares immediately prior to the Closing (the “Per Share Value”). The maximum amount of all losses for which a Buyer Indemnifying Party shall be liable to the Transferor Indemnitees pursuant to Section 11.03 shall be an amount equal to 10% of the Total Consideration.

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(c) The limitations set forth in Section 11.06(a) and Section 11.06(b) above shall not apply to Losses involving fraud.

Section 11.07 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article XI, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 15%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. In the event the Indemnifying Party is a Transferor, ParentCo shall first satisfy such indemnity obligations through the Escrow Shares which shall be valued based on the average closing price of ParentCo on the CSE on the five trading days immediately prior to such payment. In the event the Indemnification Shares are not available or insufficient to satisfy such indemnity obligations, the Indemnified Party shall look directly to the Indemnifying Party for satisfaction of such indemnity obligations.

Section 11.08 Non-Recourse Parties. Except for the Transferor Releasors solely with respect to Section 8.15, this Agreement may only be enforced against the named parties hereto and their respective successors and assigns (subject to the terms, conditions and other limitations set forth herein). Following the Closing, (a) all claims or Actions that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the Persons that are expressly identified as parties hereto and their successors and assigns and (b) except as expressly provided hereunder, no Person who is not a named party to this Agreement including, without limitation, any director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any named party to this Agreement, including any person negotiating or executing this Agreement on behalf of a party hereto (each, a “Non-Recourse Party”) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement. Each Non-Recourse Party is expressly intended as a third-party beneficiary of this provision of this Agreement.

Section 11.09 Disclaimer of Additional Representations and Warranties. Each Party hereto acknowledges and agrees that, except for the representations, warranties and agreements expressly set forth in this Agreement as qualified by the Disclosure Schedules, such Party is not relying on any other representation or warranty, express or implied, at Law or in equity, with respect to the matters contained herein. The foregoing shall not apply to the tax representations and other tax matters governed exclusively by Article IX.

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Section 11.10 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for the Unit Exchange for Tax purposes, unless otherwise required by Law.

Section 11.11 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 10.02 or Section 10.3, as the case may be.

Section 11.12 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims to the extent arising from fraud) relating (directly or indirectly) to any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in Article IX and Article XI, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at Law or in equity, or otherwise. Except as set forth in Section 2.02(c) and pursuant to Article IX, no Person (including the Transferors and their Non-Recourse Parties) shall have any obligation to fund any Escrow Account. The provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Transferors hereunder. No Indemnified Party may avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 11.12 shall limit the rights of a Party hereto to seek specific performance of the other Parties’ obligations hereunder in accordance with this Agreement or limit a Party’s right to bring a claim for fraud.

ARTICLE XII

TERMINATION

Section 12.01 Termination

.

This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company, ParentCo and MedMen;

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(b)

by ParentCo and MedMen by written notice to the Company ifneither ParentCo nor MedMen is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Transferors or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article X and such breach, inaccuracy or failure has not been cured by Transferors within ten days of Transferors’ receipt of written notice of such breach from ParentCo or MedMen

;.

(c) by the Company by written notice to ParentCo and MedMen if neither Transferors nor the Company are then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by ParentCo and MedMen pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article X and such breach, inaccuracy or failure has not been cured by ParentCo and/or MedMen, as the case may be, within ten days of receipt of written notice of such breach from Transferors; or

(d) by the Company unilaterally if MedMen does not provide written evidence within thirty (30) days after the date of execution of this Agreement that an Affiliate of MedMen has closed on and received funding pursuant to, the REIT financing that such Affiliate is currently pursuing; or

(e) by ParentCo and MedMen or by the Company in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 12.02 Notice of Termination. A terminating party will provide written notice of termination to the other parties specifying with particularity the reason for such termination (including the provision or provisions of this Agreement pursuant to which such terminated is to be effected). If more than one provision of Section 12.02 is available to a terminating party in connection with a termination, a terminating party may rely on any available provisions in Section 12.02 for any such termination, whether or not to the exclusion of other available provisions in Section 12.02.

Section 12.03 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article XII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article XII, Section 8.05(b) and Article XIII hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

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ARTICLE XIII

MISCELLANEOUS

Section 13.01 Waiver. Any Party to this Agreement may, at any time prior to the Closing, by action taken by its general partner, board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section13.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 13.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 13.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.03):

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If to the Company or Transferors:	PharmaCann, LLC 1010 Lake Street, 2nd Floor Oak Park, IL 60301 E-mail: Attention: Robert McQueen, General Counsel

PharmaCann, LLC 1010 Lake Street, 2nd Floor Oak Park, IL 60301 E-mail: Attention: Brett Novey, Chief Financial Officer

If to the Transferors’ Representative	Illinois MedTech c/o Printers Row Advisors, LLC 1105 Curtiss Street Downers Grove, IL 60515 E-mail: Attention: John Flynn

If to ParentCo/MedMen:	10115 Jefferson Boulevard Culver City, CA 90232 E-mail: Attention: General Counsel

Section 13.04 Interpretation

.

For purposes of this Agreement, (a) the

words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b)the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

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Section 13.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 13.06 Severability

. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 13.07 Entire Agreement

. This Agreement constitutes the sole and

entire agreement of the parties to this Agreement with respect to the subject matter contained herein,

and supersede all prior and contemporaneous understandings and agreements, both written and oral,with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. The Recitals to this Agreement are hereby incorporated into this Agreement.

Section 13.08 Successors and Assigns

. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed;

provided, however

, that prior to the Closing Date, ParentCo and/or MedMen may, without the prior written consent of

Transferors, assign all or any portion of its rights under this Agreement to one or more of its Affiliates.

Section 13.09 No Third-Party Beneficiaries. Except as provided in Article XI, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 13.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding the foregoing, subject to applicable Law, the Interim Order and the Final Order, the Plan of Arrangement may be amended by MedMen and ParentCo without the consent of the Transferors or the Company, unless such amendment could reasonably be expected to adversely affect the rights of the Transferors in the Transaction or as holders of the Exchange Shares, or could reasonably be expected to adversely affect the value of the Total Consideration.

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Section 13.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.12 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Transactions or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in the Delaware Court of Chancery, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, and (d) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery.

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Section 13.13 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that the Parties shall be entitled to seek an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 12.01, this being in addition to any other remedy to which they are entitled under this Agreement. The Parties agree that MedMen’s stock price or financial metrics of MedMen or any of its Affiliates prior to the Closing shall not affect the Parties’ obligation to perform its respective obligations pursuant to this Agreement.

Section 13.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers (as applicable) thereunto duly authorized.

MEDMEN ENTERPRISES INC.

By:	/s/ Adam Bierman
Name:	Adam Bierman
Title:	CEO

NEW MEDMEN INC.

By:	/s/ Tak Sato
Name:	Tak Sato
Title:	Authorized Signatory

MEDMEN MERGER CORP.

By:	/s/ Tak Sato
Name:	Tak Sato
Title:	Authorized Signatory

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PHARMACANN, LLC

By:	/s/ Teddy Scott
Name:	Teddy Scott
Title:	CEO

ILLINOIS MEDTECH, LLC

By:	/s/ Stephen Schuler
Name:	Stephen Schuler
pursuant to proxy given by Illinois Medtech, LLC on 10/9/18

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers (as applicable) thereunto duly authorized.

NORAH SCOTT

/s/ Teddy Scott
By Teddy Scott pursuant to Proxy given by Norah Scott on 10/9/18

TEDDY SCOTT

/s/ Teddy Scott

STEPHEN SCHULER

/s/ Stephen Schuler

GREGORY CAPPELLI

/s/ Gregory Cappelli

MJP Capital Healthcare, LLC

By:	/s/ Stephen Schuler
Stephen Schuler
pursuant to proxy given by MJP Capital Healthcare, LLC on 10/9/18

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CMM Trust U/A/D 9/12/18

By:	/s/ Stephen Schuler
Stephen Schuler pursuant to proxy given by CMM Trust U/A/D 9/12/1 on 10/9/18

Family Descendants Trust U/A/D 9/10/18

By:	/s/ Stephen Schuler
Stephen Schuler pursuant to proxy given by Family Descendants Trust U/A/D 9/10/18 on 10/9/18

ADDITIONAL TRANSFERORS LISTED ON SCHEDULE I:

By the Board of Managers of the Company pursuant to the Power of Attorney granted to them in the Company’s Fourth Amended and Restated Operating Agreement dated April 23, 2018, as further amended

By:	/s/ Teddy Scott
Teddy Scott, Manager

By:	/s/ Stephen Schuler
Stephen Schuler, Manager

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EXHIBIT A

PLAN OF ARRANGEMENT

UNDER SECTION 288 OF THE

BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a) "Arrangement" means the arrangement pursuant to section 288 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with the terms of the Business Combination Agreement or made at the direction of the Court in the Final Order with the prior written consent of MedMen.

(b) "Business Combination Agreement" means the agreement made as of December 23, 2018 between MedMen, ParentCo, Merger Sub, PharmaCann, LLC, and certain equity holders of PharmaCann, LLC, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

(c) "BCBCA" means the Business Corporations Act (British Columbia), as amended.

(d) "business day" means any day except Saturday, Sunday or any other day on which commercial banks located in Los Angeles, California and Chicago, Illinois are authorized or required by Law to be closed for business.

(e) "Court" means the Supreme Court of British Columbia.

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(f) "Depositary" means Odyssey Trust Company or such other Person as MedMen appoints in writing.

(g) “DRS Advice” means a statement that evidences a direct registration system book-entry position on the share registers of ParentCo.

(h) "Effective Date" means the date on which the Registrar issues a certificate of amalgamation in respect of the amalgamation of MedMen and Merger Sub in respect of the step described in Section 3.1(a).

(i) "Effective Time" means 12:01 a.m. (Pacific Time) on the Effective Date, or such other time as the Parties agree to in writing before the Effective Date.

(j) "Encumbrance" means any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

(k) "Final Order" means the final order of the Court pursuant to Section 291 of the BCBCA in a form acceptable to MedMen, approving the Arrangement, as such order may be amended by the Court (with consent of MedMen) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to MedMen) on appeal.

(l) "Governmental Entity" means any (a) international, multinational, national, federal, provincial, territory, state, regional, municipal, local or other government or any governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, ministry, agency or instrumentality, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

(m) "Interim Order" means the order of the Court made pursuant to Section 291 of the BCBCA, containing declarations and directions in respect of the notices to be given and the conduct of the MedMen Meeting and the obtaining of the ParentCo Shareholder Approval with respect to the Arrangement, in a form acceptable to MedMen.

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(n) “In-The-Money Amount” in respect of a MedMen Option means the amount, if any, by which the aggregate fair market value at that time of the securities subject to the option exceeds the aggregate exercise price of the MedMen Option.

(o) "Laws" means all laws, by-laws, statutes, rules, regulations, orders, common law, principles of law or equity, ordinances, protocols, codes, notices, directions, judgments or other requirements of any Governmental Entity having the force of law, and the terms and conditions of any grant of approval, permission, authority or license of any Governmental Entity or self-regulatory authority, and the term "applicable" with respect to such Laws and in a context that refers to one or more of the Parties, means such Laws as are applicable to such Party or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Party or Parties or its or their business, undertaking, property or securities.

(p) "Letter of Transmittal" means the letter(s) of transmittal and election form for use by MedMen Shareholders with respect to the Arrangement, which shall be mailed to MedMen Shareholders.

(q) "MedMen" means MedMen Enterprises Inc., a corporation existing under the BCBCA.

(r) "MedMen Arrangement Resolution" means the special resolution of the MedMen Shareholders approving this Plan of Arrangement.

(s) "MedMen Class A Super Voting Shares" means the Class A super voting shares in the capital of MedMen.

(t) "MedMen Class B Subordinate Voting Shares" means the Class B subordinate voting shares in the capital of MedMen.

(u) "MedMen Equity Incentive Plan" means the incentive compensation plan of MedMen approved by the shareholders as of May 28, 2018.

(v) "

MedMen Exchange Ratio" means, as applicable, (a) 1 ParentCo Class A Super Voting Share for each 1 MedMen Class A Super Voting Share; or (b) 1 ParentCo Class B Subordinate Voting Share for each 1 MedMen Class B Subordinate Voting Share.

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(w) "MedMen Meeting" means the meeting of MedMen Shareholders convened as provided by the Interim Order at which the MedMen Shareholders approved the MedMen Arrangement Resolution.

(x) "MedMen Option" means the options to purchase MedMen Class B Subordinate Voting Shares awarded under the MedMen Equity Incentive Plan.

(y) "MedMen Optionholders" means the holders of MedMen Options.

(z) "MedMen Shareholders" means the holders of MedMen Shares.

(aa) "MedMen Shares" means the MedMen Class A Super Voting Shares and the MedMen Class B Subordinate Voting Shares.

(bb) “MedMen Warrant Indenture” means the indenture entered into between MedMen and Odyssey Trust Company dated September 29, 2018 providing for the issuance of warrants to purchase MedMen Class B Subordinate Voting Shares.

(cc) “MedMen Warrants” means the warrants to purchase MedMen Class B Subordinate Voting Shares issued under the MedMen Warrant Indenture.

(dd) "Merger Sub" means MedMen Merger Corp., a wholly-owned subsidiary of ParentCo incorporated under the BCBCA.

(ee) "Merger Sub Shares" means the common shares in the capital of Merger Sub.

(ff) "MM Surviving Co." has the meaning given to it in Section 3.1(a).

(gg) "ParentCo" means New MedMen Inc., a corporation incorporated under the BCBCA, of which, immediately prior to the Effective Time, will be owned by a Canadian resident individual.

(hh) "ParentCo Class A Super Voting Shares" means the Class A super voting shares in the capital of ParentCo.

(ii) "ParentCo Class B Subordinate Voting Shares" means the Class B subordinate voting shares in the capital of ParentCo.

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(jj) "ParentCo Equity Incentive Plan" means the incentive compensation plan of ParentCo.

(kk) "ParentCo Initial Shares" means the ParentCo Shares outstanding immediately prior to the Effective Time but shall not include any ParentCo Class B Subordinate Voting Shares issued in connection with the ParentCo PharmaCann Acquisition.

(ll) “ParentCo PharmaCann Acquisition” means the acquisition of PharmaCann, LLC by ParentCo pursuant to the Business Combination Agreement.

(mm) "ParentCo Replacement Option" means an option to purchase ParentCo Class B Subordinate Voting Shares granted in replacement of a MedMen Option on the basis set forth in the Business Combination Agreement.

(nn) "ParentCo Shareholder Approval" means the approval of the Arrangement by special resolution of the sole shareholder of ParentCo.

(oo) "ParentCo Shares" means the ParentCo Class A Super Voting Shares and the ParentCo Class B Subordinate Voting Shares.

(pp) "Parties" means MedMen, ParentCo, Merger Sub, and MM Surviving Co. and "Party" means any one of them.

(qq) "Person" includes an individual, firm, trust, partnership, association, corporation, joint venture, trustee, executor, administrator, legal representative or government (including any Governmental Entity).

(rr) "Plan of Arrangement", "hereof", "herein", "hereunder" and similar expressions means this Plan of Arrangement, including any appendices hereto, and any amendments, variations or supplements hereto made from time to time in accordance with the terms hereof, the Business Combination Agreement or made at the direction of the Court in the Final Order.

(ss) "Registrar" means the Registrar of Companies appointed under Section 400 of the BCBCA.

(tt) "Tax Act" means the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.) and the regulations thereto, as now in effect and as it may be amended from time to time prior to the Effective Time.

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(uu) "Taxes" means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income taxes, or capital taxes, payroll and employee withholding taxes, gasoline and fuel taxes, employment insurance, social insurance taxes (including Canada Pension Plan payments), sales and use taxes (including goods and services, harmonized sales and provincial, territorial and state sales tax), ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation premiums or charges, pension assessment and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which one of the Parties or any of its Subsidiaries is required to pay, withhold or collect.

(vv) "U.S. Tax Code" means the United States Internal Revenue Code of 1986, as amended, or any successor thereto.

Capitalized terms used in this Plan of Arrangement but not otherwise defined herein, shall have the meaning ascribed thereto in the Business Combination Agreement.

1.2 Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, subsections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.3 Article References

Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph or Schedule, respectively, bearing that designation in this Plan of Arrangement.

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1.4 Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa; and words importing gender include all genders.

1.5 Date for Any Action

If the date on which any action is required to be taken hereunder by any of the Parties is not a business day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a business day in such place.

1.1 Time

Time shall be of the essence in every matter or action contemplated hereunder.

1.2 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

1.3 Statutory References

References in this Plan of Arrangement to a particular statute shall be to such statute and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated thereunder or amended from time to time.

ARTICLE 2

EFFECT OF THE ARRANGEMENT

2.1 This Plan of Arrangement is made pursuant to, is subject to the provisions of, the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2 This Plan of Arrangement shall become effective at, and be binding upon ParentCo, Merger Sub, MM Surviving Co., MedMen, all registered and beneficial MedMen Shareholders, all registered and beneficial MedMen Optionholders, all registered and beneficial MedMen Warrantholders, the Depositary, all other Persons served with notice of the final application to approve the Plan of Arrangement and all other Persons as and from the Effective Time, without any further act or formality required on the part of any Person except as expressly provided herein.

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2.3 Other than as expressly provided for herein, no portion of this Plan of Arrangement shall take effect with any Party or Person until the Effective Time.

ARTICLE 3

ARRANGEMENT

3.1 Arrangement

At the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, without any further act or formality, unless specifically noted:

(a)	MedMen and Merger Sub shall amalgamate to form one corporate entity ("MM Surviving Co.") with the same effect as if they had amalgamated under Section 269 of the BCBCA, except that the separate legal existence of MedMen shall not cease and the separate legal existence of Merger Sub shall cease, and MedMen shall survive the amalgamation notwithstanding the issue by the Registrar of a certificate of amalgamation and the assignment of a new incorporation number to MM Surviving Co., and without limiting the generality of this Section 3.1(a), the separate legal existence of Merger Sub shall cease without Merger Sub being liquidated or wound up, and MedMen and Merger Sub shall continue as one corporation;

(b)	pursuant to the amalgamation described in Section 3.1(a), each MedMen Class A Super Voting Share shall be cancelled and in exchange therefor ParentCo will issue ParentCo Class A Super Voting Shares on the basis of the MedMen Exchange Ratio and each MedMen Class B Subordinate Voting Share shall be cancelled and in exchange therefor ParentCo will issue ParentCo Class B Subordinate Voting Shares on the basis of the MedMen Exchange Ratio;

(c)	with respect to each MedMen Share cancelled in accordance with Section 3.1(b) hereof:

(i)	each of the holders thereof shall cease to be the registered or beneficial holder of such MedMen Share and the name of the registered holders shall be removed from the registers of MedMen Shareholders as of the Effective Time;

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(ii)	each of the holders thereof shall cease to have any rights as a shareholder other than the right to be issued the ParentCo Shares in accordance with this Plan of Arrangement; and

(iii)	the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to effect such cancellation and exchange;

(d)	pursuant to the amalgamation described in Section 3.1(a), each MedMen Option that is outstanding and that has not been duly exercised prior to the Effective Date shall be exchanged for ParentCo Replacement Options on the basis of the MedMen Share Exchange Ratio (provided that if the foregoing would result in the issuance of a fraction of a ParentCo Class B Subordinate Voting Share on any particular exercise of a ParentCo Replacement Options, then the number of ParentCo Class B Subordinate Voting Shares otherwise issued shall be rounded down to the nearest whole number). Such ParentCo Replacement Options shall provide for an exercise price per ParentCo Replacement Option for Class B Subordinate Voting Shares (rounded up to the nearest whole cent) equal to the quotient obtained when: (i) the exercise price per MedMen Class B Subordinate Voting Share that would otherwise be payable pursuant to the MedMen Option it replaces is divided by (ii) the MedMen Share Exchange Ratio, and any document evidencing MedMen Option shall thereafter evidence and be deemed to evidence such ParentCo Replacement Options. Except as provided herein, all terms and conditions of a ParentCo Replacement Option, including the term to expiry, conditions to and manner of exercising, will be the same as the MedMen Option for which it was exchanged, and shall be governed by the terms of the ParentCo Equity Incentive Plan, and the exchange shall not provide any optionee with any additional benefits as compared to those under his or her original MedMen Option. It is intended that subsection 7(1.4) of Tax Act and U.S. Treas. Reg. Secs. 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D), as applicable, apply to such exchange of MedMen Options. Accordingly, and notwithstanding the foregoing, if required, the exercise price of a ParentCo Replacement Option will be increased such that the In-The-Money Amount of the ParentCo Replacement Option immediately after the exchange does not exceed the In-The-Money Amount of the MedMen Option (or a fraction thereof) exchanged for such ParentCo Replacement Option immediately before the exchange and so on a share-by-share basis, the ratio of the exercise price to the fair market value of the MedMen Options being exchanged shall not be less favourable to the optionee than the ratio of the exercise price to the fair market value of the ParentCo Replacement Options immediately following to the exchange;

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(e)	from and after the Effective Date, at the time of the amalgamation contemplated in Section 3.1(a):

(i)	the property, rights and interests of each of MedMen and Merger Sub shall continue to be the property, rights and interests of MM Surviving Co.;

(ii)	MM Surviving Co. shall continue to be liable for the obligations of each of MedMen and Merger Sub;

(iii)	any existing cause of action, claim or liability to prosecution will be unaffected;

(iv)	a civil, criminal, quasi-criminal, administrative or regulatory action or proceeding being prosecuted or pending by or against either MedMen or Merger Sub may be prosecuted, or its prosecution may be continued, as the case may be, by or against MM Surviving Co.;

(v)	a conviction against, or a ruling, order or judgment in favour of or against either MedMen or Merger Sub may be enforced by or against MM Surviving Co.;

(vi)	the Notice of Articles and Articles of MM Surviving Co. shall be in the form of the Notice of Articles and Articles of Merger Sub;

(vii)	the shares of Merger Sub will be exchanged for common shares of MM Surviving Co on the basis of one common share of MM Surviving Co. for each share of Merger Sub;

(viii)	in consideration for ParentCo’s issuance of ParentCo Class B Subordinate Voting Shares pursuant to Section 3.1(b), MM Surviving Co. shall issue to ParentCo one common share of MM Surviving Co. for each ParentCo Class B Subordinate Voting Share issued by ParentCo;

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(ix)	in consideration for ParentCo’s issuance of ParentCo Class A Super Voting Shares pursuant to Section 3.1(b), MM Surviving Co. shall issue to ParentCo that number of common shares of MM Surviving Co. with an aggregate value equivalent to the value of the ParentCo Class A Super Voting Share issued by ParentCo;

(x)	the first annual general meeting of MM Surviving Co., or resolutions in lieu thereof, shall be held within 18 months from the Effective Date;

(xi)	the board of directors of MM Surviving Co. shall be comprised of a minimum of one and a maximum of 10 directors;

(xii)	the first directors of MM Surviving Co. following the amalgamation shall be [names to be added];

(xiii)	the amount added to the stated capital of the ParentCo Class B Subordinate Voting Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the MedMen Class B Subordinate Voting Shares immediately prior to the Effective Time;

(xiv)	the amount added to the stated capital of the ParentCo Class A Super Voting Shares shall be the paid-up capital (as that term is used for purposes of the Tax Act) of the MedMen Class A Super Voting Shares immediately prior to the Effective Time; and

(xv)	the name of MM Surviving Co. shall be “MedMen Holdings Canada Inc.”;

(f)	concurrently with the exchanges in Sections 3.1(b), the ParentCo Initial Shares shall be cancelled without any payment in respect thereof;

(g)	ParentCo, Merger Sub, MM Surviving Co. and MedMen shall make the appropriate entries in their respective securities registers to reflect the matters referred to in this Section 3.1; and

(h)	five minutes after the amalgamation contemplated in Section 3.1(a), the Notice of Articles of ParentCo shall be altered to change its name to “MedMen Enterprises Inc.”

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ARTICLE 4

MEDMEN WARRANTS

4.1 Treatment of Warrants

(a)	In accordance with the terms of the MedMen Warrant Indenture each holder of a MedMen Warrant shall be entitled to receive (and such holder shall accept) upon the exercise of such holder’s MedMen Warrant, in lieu of the MedMen Class B Subordinate Voting Shares to which such holder was theretofore entitled upon such exercise and for the same aggregate consideration payable therefor, the number of ParentCo Class B Subordinate Voting Shares which the holder would have been entitled to receive as a result of the transactions contemplated by this Arrangement if, immediately prior to the Effective Date, such holder had been the registered holder of the number of MedMen Class B Subordinate Voting Shares to which such holder would have been entitled if such holder had exercised such holder’s MedMen Warrants immediately prior to the Effective Time. Each MedMen Warrant shall continue to be governed by and be subject to the MedMen Warrant Indenture.

(b)	Upon any exercise of a MedMen Warrant following the Effective Time, ParentCo shall deliver the ParentCo Class B Subordinate Voting Shares needed to settle such exercise.

ARTICLE 5

CERTIFICATES, FRACTIONAL SHARES AND PAYMENTS

5.1 Payment of Consideration

(a)	Forthwith following the Effective Time, ParentCo shall, subject to Section 5.1(c), cause to be issued to each MedMen Shareholder the number of ParentCo Shares to be issued in exchange for MedMen Shares as required by Section 3.1.

(b)	As promptly as practicable after the Effective Time, ParentCo shall cause its registrar and transfer agent to issue DRS Advices to the holders of MedMen Class B Subordinate Voting Shares, evidencing the issuance of the ParentCo Class B Subordinate Voting Shares thereto.

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(c)	Upon surrender to the Depositary of a certificate or certificates (as applicable) which, immediately prior to the Effective Time, represented outstanding MedMen Shares that were exchanged pursuant to Section 3.1(b) together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, each MedMen Shareholder represented by such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, the consideration which such holder has the right to receive under this Plan of Arrangement for such MedMen Shares, less any amounts withheld pursuant to Section 5.3, and any certificate(s) so surrendered shall forthwith be cancelled.

(d)	From and after the Effective Time, each certificate that immediately prior to the Effective Time represented MedMen Shares shall be deemed to represent only the right to receive the consideration in respect of such MedMen Shares, as applicable, required under this Plan of Arrangement, less any amounts withheld pursuant to Section 5.3.

(e)	No former holder of MedMen Shares shall be entitled to receive any consideration with respect to such MedMen Shares other than the consideration to which such former holder is entitled to receive in accordance with this Section 5.1 and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith other than as contemplated in Section 5.5.

(f)	The ParentCo Class B Subordinate Voting Shares shall be in non-certificated book-entry form or other similar instrument unless otherwise required by applicable securities laws or requested by the holder of the ParentCo Class B Subordinate Voting Shares.

5.2 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding MedMen Shares that were exchanged pursuant to Section 3.1(b) of this Plan of Arrangement shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, ParentCo or the Depositary will issue and deliver in exchange for such lost, stolen or destroyed certificate, the consideration to which the holder is entitled pursuant to this Plan of Arrangement. When authorizing such issuance and delivery in exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be issued and delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to ParentCo (acting reasonably) in such sum as ParentCo may direct, or otherwise indemnify ParentCo in a manner satisfactory to ParentCo, acting reasonably, against any claim that may be made against ParentCo with respect to the certificate alleged to have been lost, stolen or destroyed.

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5.3 Withholding Rights

ParentCo, MedMen and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable under this Plan of Arrangement, such amounts as ParentCo, MedMen or the Depositary determines, acting reasonably, are required or reasonably believes to be required to be deducted and withheld from such consideration in accordance with the Tax Act, the U.S. Tax Code or any provision of any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person in respect of which such withholding was made, provided that such deducted and withheld amounts are remitted to the appropriate taxing authority. Each of ParentCo, MedMen and the Depositary shall be authorized to sell or otherwise dispose of such portion of the ParentCo Shares payable hereunder as is necessary to provide sufficient funds to ParentCo, MedMen and the Depositary, as the case may be, to enable it to implement such deduction or withholding.

5.4 No Encumbrances

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Encumbrances or other claims of third parties of any kind.

5.5 Post-Effective Time Dividends and Distributions

No dividends or other distributions payable in respect of ParentCo Shares with a record date after the Effective Time shall be paid to the holder of any certificate or certificates which, immediately prior to the Effective Time, represented outstanding MedMen Shares that were exchanged pursuant to Section 3.1(b) in respect of which ParentCo Shares were issued pursuant to the Arrangement, and all such dividends and other distributions shall be paid by ParentCo to the Depositary and shall be held by the Depositary in trust for such holders, in each case until the surrender of such certificate or certificates (or affidavit in accordance with Section 5.2) in accordance with Section 5.1(c). Subject to applicable Laws, following surrender of any such certificate or certificates (or affidavit in accordance with Section 5.2) in accordance with Section 5.1(c) there shall be paid to the holder thereof, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such ParentCo Shares to which such holder is entitled pursuant to the Arrangement.

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5.6 Paramountcy

Subject to the Arrangement Agreement, from and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all MedMen Shares, MedMen Options and MedMen Warrants issued prior to the Effective Time; and (b) the rights and obligations of the MedMen Shareholders, MedMen Optionholders, MedMen Warrantholders, MedMen, ParentCo, Merger Sub, MM Surviving Co., the Depositary and any registrar and transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Business Combination Agreement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any MedMen Shares, MedMen Options and MedMen Warrants shall be deemed to have been settled, compromised, released and determined without liability, except as set out in this Plan of Arrangement.

ARTICLE 6

AMENDMENT

6.1 Amendment of this Plan of Arrangement

(a)	ParentCo and MedMen reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be contained in a written document which is: (i) filed with the Court and, if made following the MedMen Meeting, approved by the Court; and (ii) communicated to MedMen Shareholders in the manner required by the Court (if so required).

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by ParentCo or MedMen at any time prior to or at the MedMen Meeting with or without any other prior notice or communication and, if so proposed and accepted, in the manner contemplated and to the extent required by the Business Combination Agreement, by the MedMen Shareholders, shall become part of this Plan of Arrangement for all purposes.

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(c)	Any amendment, modification or supplement to this Plan of Arrangement which is approved or directed by the Court following the MedMen Meeting shall be effective only: (i) if it is consented to by MedMen; and (ii) if required by the Court or applicable Law, it is consented to by MedMen Shareholders.

(d)	This Plan of Arrangement may be amended, modified or supplemented following the Effective Time unilaterally by ParentCo, provided that it concerns a matter that, in the reasonable opinion of ParentCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any MedMen Shareholders.

ARTICLE 7

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of ParentCo and MedMen will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

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